UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/Amendment No.1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OXAMEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7310	27-2019170
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

55 S.E. 2nd Ave.

 Delray Beach, Florida 33444

Telephone:  (561) 921-1094

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

With copies to:

David M. Bovi, Esq.

319 Clematis Street, Suite 700

West Palm Beach, Florida  33409

Telephone:  (561) 655-0665

Agent for Service:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

Telephone:  (302) 658-7581

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

As soon as practicable after the effective date of this Registration Statement

(approximate date of commencement

of proposed sale to the public)

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Shares of common stock ($0.001 par value),to be registered by issuer	800,000 shares	$.50	$400,000	$45.84
Shares of common stock ($0.001 par value), to be registered by selling stockholders	1,825,000 shares	$.50	$912,500	$83.95
Total	2,625,000 shares		$1,312,500	$129.79

1.

No current trading market exists for our common shares. The offering price has been arbitrarily determined by us and bears no relationship to assets, earnings or other objective valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

2.

Estimated in accordance with Rule 457(a) of the Securities Act of 1933, as amended, solely to compute the registration fee amount.

3.

Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

_____________________________________________________________________________________________

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Dated _____, 2011

Prospectus

OXAMEDIA CORPORATION

2,625,000  shares of common stock

This prospectus relates to the initial sale by us of up to 800,000 shares of our common stock and the resale by the selling stockholders named in this prospectus of up to 1,825,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares to be offered by the selling stockholders. The offering price of the common stock is $.50 per share.

	Per Share		Total
Offering price	$	..50	$400,000
Proceeds, before expenses, to us	$	..50	$400,000
Proceeds, before expenses, to the selling stockholders	$	..50	$912,500

This is the initial public offering of shares of common stock of Oxamedia Corporation. Prior to this offering, there has been no public market for our common stock. We are offering on a best-efforts basis up to 800,000 shares of our common stock at a price of $.50 per share. We determined the offering price based upon several factors, including: (i) the risks we face as a business; (ii) prevailing market conditions, including the history and prospects for the industry in which we compete; (iii) our future prospects; and (iv) our capital structure.

If we succeed in selling all of the shares offered, we will receive $400,000 in proceeds before expenses but we cannot assure you that all or any of the shares will be sold. No minimum number of shares is required to be sold and no minimum amount of money is required to be raised from this offering. Consequently, we may receive no proceeds, or very minimal proceeds, from the offering and you may end up holding shares in a company that has no market for its shares. The following table indicates the proceeds to us based upon the percentage of the offering that is successfully sold.

	Sale of 100%	Sale of 75%	Sale of 50%	Sale of 25%
Number of shares sold	800,000	600,000	400,000	200,000
Proceeds, before expenses, to us	$400,000	$300,000	$200,000	$100,000

Subscriptions for shares will be irrevocable, and subscription funds will only be returned if the subscription is rejected. No escrow account has been set up for this offering, so all subscription funds we receive from this offering will be placed directly into our corporate account for our immediate use.

We are offering the shares in a direct public offering without an underwriter. The shares will be sold directly through the efforts of our officers and directors and managers, Risto Bozharov, Veronika Putovà, Stefano Moretti, Giovanna Colombo, and Stefano Zorzi. No underwriter or broker/dealer is involved in this offering and no commissions will be paid to any person in connection with this offering. This offering shall begin upon the effectiveness of the registration statement of which this prospectus is a part and will terminate on the earlier of: (i) the date when the sale of all 800,000 shares is completed, or (ii) 120 days from the effective date of this prospectus.

We are concurrently registering for resale up to an aggregate of 1,825,000 shares of our common stock to be sold by the selling stockholders named in this prospectus. We will not receive any proceeds from the sale of shares from the selling stockholders. The selling stockholders will sell shares at $.50 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We cannot assure you of when, if ever, our stock will be quoted on the OTC Bulletin Board or any other exchange. This secondary offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 180 days from the effective date of this prospectus.

The shares of our common stock offered pursuant to this prospectus will not be “Covered Securities” as that term is defined in Section 18(b) of the Securities Act of 1933, as amended, and therefore, will be subject to material restrictions and additional registration requirements and state law.

This investment involves a high degree of risk.  See “Risk Factors” beginning on page 6 to read about risks you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

2

You should rely only on the information contained in this prospectus. Oxamedia has not authorized anyone to provide you with information different from that contained in this prospectus.  The selling stockholders are offering to sell shares of Oxamedia’s common stock and seeking offers to buy shares of Oxamedia’s common stock only in jurisdictions where such offers and sales are permitted.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.  Oxamedia’s business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary is a shortened version of more detailed information, exhibits and financial statements appearing elsewhere in this prospectus.  Prospective investors are urged to read this prospectus in its entirety.

Our Company

Oxamedia Corporation was incorporated in the State of Delaware on February 16, 2010.  Pursuant to a stock purchase agreement, on July 25, 2011, Oxamedia Corporation acquired 100% of the issued quota interests (shares) of Oxamedia, s.r.l., a limited liability company organized in accordance with the Company Law of Italy on September 2, 2010, whereby Oxamedia, s.r.l. became a wholly owned subsidiary of Oxamedia Corporation and Oxamedia Corporation became the parent holding company of Oxamedia, s.r.l ..  Unless the context otherwise requires, all references to the “Company,” “we,” “our” or “us” and other similar terms collectively means Oxamedia Corporation and Oxamedia s.r.l.

We are a development stage company that has received minimal revenues to date. Our independent auditors stated in their last audit report that since we have not generated significant recurring cash flows to sustain operations that our  ability to continue as a going concern is uncertain. This going concern opinion may negatively impact our ability to obtain additional funding or funding on terms attractive to us. If we are unable to continue as a going concern, you will lose your entire investment. Notwithstanding, we believe that with continued growth, cash generated from future operations, cash on hand and cash previously received from the sale of our securities, that we have sufficient liquidity to meet our operating needs for the next 12 months.

We provide online publishers and advertisers with innovative digital solutions by offering technologically advanced advertising tools through our ad network that is run on our exclusive proprietary platform named “AdConneXa,” located at www.OxaMedia.com. The key function of an ad network is the aggregation of ad space supply from publishers and matching it with advertiser demands. Our ad network is primarily involved in selling space for online ads. The online inventory we offer our clients comes in many different forms, including space on websites (banners, rich-media, video, etc), in RSS feeds, on blogs, in instant messaging applications, in e-mails, and on other sources. Our inventory space is primarily derived from third-party websites (i.e. publishers) who work with OxaMedia for either a fee or a share of the ad revenues.

Our company operates in Delray Beach, Florida and Verona, Italy and our market is composed of companies that want to advertise their business online and media publishers that want to display the advertiser’s ads on the Internet, with particular attention to North America, Latin America, Western Europe, Australia and New Zealand.

The online digital advertising market is experiencing explosive growth as a result of several factors, including (i) the lower cost of a digital campaign compared to any other media; (ii) the return on investment (ROI) for an advertiser can be easily calculated, monitored and tracked; and (iii) throughout the world, Internet connectivity is becoming cheaper and faster and the number of the Internet users increases daily, as well the number of the advertisers and publisher websites.

We plan to use the proceeds we raise from our initial public offering to maintain our AdConneXa software advertising platform, for marketing and sales, and for working capital.  We will not receive the entire $400,000 in gross proceeds unless the maximum number of shares is sold. Also, we will not receive any proceeds from the sale of shares from the selling stockholders ..  We do not expect to utilize a significant portion of any proceeds we raise to sustain our business operations, pay for the costs of this offering or meet the costs of being a reporting company during the next 12 months.

We are conducting this public offering and becoming a reporting company to (a) raise capital to maintain our AdConneXa software advertising platform, for marketing and sales, and for working capital; (b) to utilize our status as a reporting and trading company to issues shares of our common stock in exchange for business assets that will enable us to expand our operations; and (c) attract additional capital in the future if necessary.

An investment in our stock involves a very high degree of risk. You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this prospectus before deciding whether or not to invest in shares of our common stock.

Our principal executive offices are located at 55 S.E. 2nd Avenue, Delray Beach, Florida 33444 and our telephone number is (561) 921-1094.

The Offering

Securities being offered to new and current investors:	Up to a maximum of 800,000 shares of common stock with no minimum purchase.
Securities being offered by selling stockholders:

1,825,000 shares of common stock (these shares are being registered by Oxamedia Corporation for resale on behalf of existing stockholders).  These shares of common stock are issued and outstanding shares held by non-affiliate shareholders and represent 11.68% of our shares outstanding prior to the offering.

Offering price:	$.50
Offering period:

The securities being offered to new and current investors will terminate on the earlier of: (i) the date when the sale of all 800,000 shares is completed, or (ii) 120 days from the effective date of this prospectus. The securities being offered by selling stockholders will terminate on the earlier of (i) such time as all of the securities have been sold pursuant to the registration statement or (ii) 180 days from the effective date of this prospectus

Net proceeds to Oxamedia:	$376,000, assuming 100% of the offering is sold. $276,000, assuming 75% of the offering is sold. $176,000, assuming 50% of the offering is sold. $ 76,000, assuming 25% of the offering is sold.
Use of proceeds:	Maintain Software Advertising Platform, Marketing and Sales, Working Capital.
Number of shares outstanding before the offering:	15,622,500
Number of shares outstanding after the offering:	16,422,500, assuming 100% of the offering is sold. 16,222,500, assuming 75% of the offering is sold. 16,022,500, assuming 50% of the offering is sold. 15,822,500, assuming 25% of the offering is sold.

Summary Financial Information

The following tables set forth summary financial data derived from our financial statements. The following data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus. Our historical results are not necessarily an indication of the results to be expected for any future period.

Consolidated Statement of Operations

	For the Three Months Ended September 30, 2011 (Reviewed)	For the Nine Months Ended September 30, 2011 (Reviewed)
Revenue
Sales	173,994	396,797
Other Income	1	397
Total Revenue	173,995	397,194
Cost of Goods Sold
Cost of Sales	(89,465)	(198,813)
Total Cost of Goods Sold	(89,465)	(198,813)
Gross Income	84,530	198,381

SG&As
Selling, General & Administration Expenses	(86,328)	(237,836)
Management Fees	(28,219)	(64,200)
Amortization	(33)	(98)
Total SG&As	(114,580)	(302,134)

EBIT	(30,051)	(103,754)
Other Income (Expense)
Interest Expense	(1,943)	(4,833)
(Loss) Gain on Foreign Currency	(1,733)	(1,675)
Other	-	(25,000)
Total Other Income (Expense)	(3,676)	(31,508)
PBT	(33,727)	(135,262)
Income Taxes	-	-
Deferred Taxes	-	-

Profit After Taxes	(33,727)	(135,262)

Consolidated Balance Sheet Data:

	September 30, 2011 (Reviewed)		December 31, 2010 (Audited)

Current Assets		$217,737	$191,001
Other Assets		1,865	156
Total Assets		219,603	191,157

Current Liabilities	S	181,008	$58,152
Long-Term Liabilities		$119,850	122,794
Total Liabilities		$300,858	180,946

Stockholders’ Equity		$(81,255)	$10,211
Total Liabilities and Stockholders’ Equity		$219,603	$191,157

RISK FACTORS

An investment in the securities offered involves a high degree of risk and represents a highly speculative investment. In addition to the other information contained in this prospectus, prospective investors should carefully consider all of the following material risks known to us before investing in our common stock. If any of the following risks actually occur, our business, operating results and financial condition could be materially adversely affected. As a result, the price of our common stock could decline from the offer price and, if the common stock ever trades, the trading price could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward Looking Statements” in this prospectus.

Additional risks and uncertainties not currently known to us or that we presently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations and value of our stock. You should not purchase the securities offered unless you can afford the loss of your entire investment.

Risks Related To Our Business

Our independent auditors have expressed substantial doubt about our ability to remain as a going concern.

Our independent auditors state in their audit report dated September 14, 2011 included with this prospectus that since we have suffered a loss from operations and our total liabilities exceeds our total assets there is a substantial doubt about our ability to continue as a going concern. This going concern opinion may negatively impact our ability to obtain additional funding or funding on terms attractive to us. If we are unable to continue as a going concern, you will lose your entire investment.

As a start-up company, an investment in our Company is considered a high-risk investment whereby you could lose your entire investment.

We have recently commenced operations and, therefore, we are considered a “start-up” company.  We are incurring significant expenses in the implementation of our business plan.  As an investor, you should be aware of the difficulties, delays, and expenses normally encountered by an enterprise in its start up stage, many of which are beyond our control, including unanticipated developmental expenses, employment costs, and advertising and marketing expenses.  We cannot assure you that our business operations as described in this prospectus will prove successful, or that we will ever be able to operate profitably.  If we cannot operate profitably, you could lose your entire investment.

We have a history of losses since our inception which may continue and cause investors to lose their entire investment.

Our consolidated financial statements indicate we have incurred net losses amounting to $135,262 for the none months ended September 30, 2011.  Because of these conditions, we will require additional working capital to further develop our business operations.  We have not achieved profitability and we can give no assurances that we will achieve profitability within the foreseeable future, as we fund operating and capital expenditures, in such areas as sales and marketing and research and development.  We cannot assure investors that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.  If we continue to incur losses, we will not be able to fund any of our sales and marketing and research and development activities, and we may be forced to cease our operations.  If we are forced to cease operations, investors will lose the entire amount of their investment.

If advertising on the Internet loses its appeal, our revenue could decline.

Our business model may not continue to be effective in the future for a number of reasons, including the following: click and conversion rates have always been low and may decline as the number of advertisements and ad formats on the Internet increases; Internet users can install "filter" software programs which allow them to prevent advertisements from appearing on their computer screens or in their email boxes; Internet advertisements are, by their nature, limited in content relative to other media; companies may be reluctant or slow to adopt online advertising that replaces, limits or competes with their existing direct marketing efforts; companies may prefer other forms of Internet advertising we do not offer, including certain forms of search engine placements and social media; regulatory actions may negatively impact certain business practices that we currently rely on to generate a portion of our revenue and profitability; and perceived lead quality. If the number of companies who purchase online advertising from us does not grow, we may experience difficulty in attracting publishers, and our revenue could decline.

Our revenue could decline if we fail to effectively manage our existing advertising space and our growth could be impeded if we fail to acquire new advertising space.

Our success depends in part on our ability to effectively manage our existing advertising space as well as successfully access advertising space available on ad exchanges and through ad network optimization service providers. The publishers that list their unsold advertising space with us are not bound by long-term contracts that ensure us a consistent supply of advertising space, which we sometimes refer to as inventory. In addition, publishers can change the amount of inventory they make available to us at any time. If a publisher decides not to make advertising space from its websites available to us, we may not be able to replace this advertising space with advertising space from other publishers that have comparable traffic patterns and user demographics quickly enough to fulfill our advertisers' requests. This would result in lost revenue.

We expect that our advertiser customers' requirements will become more sophisticated as the Internet continues to mature as an advertising medium. If we fail to manage our existing advertising space effectively to meet our advertiser customers' changing requirements, our revenue could decline. Our growth depends, in part, on our ability to expand our advertising inventory within our networks and to have access to new sources of advertising inventory such as ad exchanges. To attract new customers, we must maintain a consistent supply of attractive advertising space. Our success relies in part on expanding our advertising inventory by selectively adding new publishers to our networks that offer attractive demographics, innovative and quality content and growing Internet user traffic and email volume. Our ability to attract new publishers to our networks and to retain publishers currently in our networks will depend on various factors, some of which are beyond our control. These factors include, but are not limited to: our ability to introduce new and innovative products and services, our ability to efficiently manage our existing advertising inventory, our pricing policies, and the cost-efficiency to publishers and email list owners of outsourcing their advertising sales. In addition, the number of competing intermediaries that purchase advertising inventory from publishers continues to increase. We cannot assure you that the size of our advertising inventory will increase or remain constant in the future.

If the technology that we currently use to target the delivery of online advertisements and to prevent fraud on our networks is restricted or becomes subject to regulation, our expenses could increase and we could lose customers or advertising inventory.

Websites typically place small files of non-personalized (or "anonymous") information, commonly known as cookies, on an Internet user's hard drive. Cookies generally collect information about users on a non-personalized basis to enable websites to provide users with a more customized experience. Cookie information is passed to the website through an Internet user's browser software. We currently use cookies, along with other technologies, as set forth in our privacy policies, for purposes that include, without limitation, improving the experience Internet users have when they see Internet advertisements, advertising campaign reporting, website reporting and to monitor and prevent fraudulent activity on our networks. Most currently available Internet browsers allow Internet users to modify their browser settings to prevent cookies from being stored on their hard drive, and some users currently do so. Internet users can also delete cookies from their hard drives at any time. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies, and legislation has been introduced in some jurisdictions to regulate the use of cookie technology. The effectiveness of our technology could be limited by any reduction or limitation in the use of cookies. If the use or effectiveness of cookies were limited, we expect that we would need to switch to other technologies to gather demographic and behavioral information. While such technologies currently exist, they may be less effective than cookies. We also expect that we would need to develop or acquire other technology to monitor and prevent fraudulent activity on our networks. Replacement of cookies could require reengineering time and resources, might not be completed in time to avoid losing customers or advertising inventory, and might not be commercially feasible. If we are required to abandon the use of cookies, we have the ability to provide any internet user with the possibility to opt-out from our cookies. The opt-out page is located on our oxamedia.com website at http://www.oxamedia.com/about-us/privacy-policy/consumer-cookie-opt-in-out/ .  If an internet user elects to opt-out, our system will not use any cookie to display ads.

In the event we cannot use cookies in the future for the delivery of the ads, our technology solves this possible problem by using the combination of the following methods:

1.

Utilizing the Web SQL Database. The data presently received from a user is through the use of cookies, however, with this new system information is received through the use of a web storage system which are presently imbedded in all  modern browsers using  HTML 5 technology; and

2.

Utilizing our technology which contextualizes the pages of the website visited by the Internet users. Our “Content Software” can scan the web pages of the publisher websites, and then categorize the web pages based on the content. The ads will be content related displayed.

Potential risk of litigation resulting from the use of “cookies.”

Our use of cookie technology or any other technologies designed to collect Internet usage information may subject us to litigation or investigations in the future. Any litigation or government action against us could be costly and time consuming, could require us to change our business practices and could divert management's attention. Presently, we do not believe we have any potential liability resulting from proposed “cookie” legislation because  we have taken all measures necessary to provide users with sufficient notice of cookies and their ability to opt out of cookie use.  Our third party partners have required this ability to engage in their sites.

  We are not subject to any litigation or government action to date with respect to our cookie use.  We provide internet users (consumer) ( http://www.oxamedia.com/about-us/privacy-policy/consumer-cookie-opt-in-out/ ) a cookie opt-out option as requested by DoubleClick 3rd party adserver certification process.

If we fail to compete effectively against other Internet advertising companies, we could lose customers or advertising inventory and our revenue and results of operations could decline.

The Internet advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products and services obsolete and unmarketable or require unanticipated technology or other investments. Our failure to adapt successfully to these changes could harm our business, results of operations and financial condition.

The market for Internet advertising and related products and services is highly competitive. We expect this competition to continue to increase, in part because there are no significant barriers to entry to our industry. Increased competition may result in price reductions for advertising space, reduced margins and loss of market share. Our principal competitors include other companies that provide advertisers with performance-based Internet advertising solutions and companies that offer pay-per-click search services. We compete in the performance-based marketing segment with CPL and CPA performance-based companies, and with other large Internet display advertising networks. In addition, we compete in the online comparison shopping market with focused comparison shopping websites, and with search engines and portals such as Yahoo!, Google and MSN, and with online retailers such as Amazon.com and eBay. Large websites with brand recognition, such as Yahoo!, Google, AOL and MSN, have direct sales personnel and substantial proprietary online advertising inventory that may provide competitive advantages compared to our networks, and they have a significant impact on pricing for online advertising overall. These companies have longer operating histories, greater name recognition and have greater financial, technical, sales, and marketing resources than we have. Further, Google, Yahoo! and Microsoft have made acquisitions to put them in direct competition with a number of our offerings.

Competition for advertising placements among current and future suppliers of Internet navigational and informational services, high-traffic websites and Internet service providers ("ISPs"), as well as competition with other media for advertising placements, could result in significant price competition, declining margins and reductions in advertising revenue. In addition, as we continue our efforts to expand the scope of our Internet services, we may compete with a greater number of publishers and other media companies across an increasing range of different Internet services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other areas. If existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over those offered by us, our business, results of operations and financial condition could be negatively affected. We also compete with traditional advertising media, such as direct mail, television, radio, cable, and print, for a share of advertisers' total advertising budgets. Many current and potential competitors enjoy competitive advantages over us, such as longer operating histories, greater name recognition, larger customer bases, greater access to advertising space on high-traffic websites, and significantly greater financial, technical, sales, and marketing resources. As a result, we may not be able to compete successfully. If we fail to compete successfully, we could lose customers or advertising inventory and our revenue and results of operations could decline.

Our services may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands.

Our services may quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current products on a timely and cost-effective basis. We may be unsuccessful in responding to technological developments and changing customer needs. In addition, our applications and services offerings may become obsolete due to the adoption of new technologies or standards.

We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced versions of existing products. Also, we may not be able to adapt new or enhanced services to emerging industry standards, and our new products may not be favorably received by our target market.

Should any of our principal operating contracts be cancelled, our operations will be negatively impacted.

We are highly dependent on our principal operating contracts to effectively operate our business. We have executed a contract with Google to access their DoubleClick AdExchange on the Google Content Network to distribute any kind of premium display campaigns. We also have access as a buyer and a seller to the OpenX AdExchange.  In order to access the RightMedia Adexchange (an industry leader in its field), we signed contracts with HarrenMedia and Matomy (direct RightMedia partners) to sell all the publishers’ inventory not sold to direct advertisers.  Additionally, the Company entered into a contract with Nataffiliation SA, which guarantees our advertisers campaigns in all of Europe (19 countries).  Should any of these contracts be cancelled, our operations will be negatively impacted.

Our quarterly operating results may fluctuate making it difficult to predict our financial performance.

Our revenue and operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control. You should not rely on period-to-period comparisons of our results of operations as an indication of our future performance. The factors that may affect our quarterly operating results include, but are not limited to, the following:

•

macroeconomic conditions in North America, Latin America and Western Europe;

•

fluctuations in demand for our advertising solutions or changes in customer contracts;

•

fluctuations in click, lead, action, impression, and conversion rates;

•

fluctuations in the amount of available advertising space, or views, on our networks;

•

the timing and amount of sales and marketing expenses incurred to attract new advertisers;

•

fluctuations in sales of different types of advertising; for example, the amount of advertising sold at higher rates rather than lower rates;

•

fluctuations in the cost of online advertising;

•

seasonal patterns in Internet advertisers' spending;

•

changes in our pricing and publisher compensation policies, the pricing and publisher compensation policies of our competitors, the pricing and publisher compensation policies of our advertiser customers, or the pricing policies for advertising on the Internet generally;

•

changes in the regulatory environment, including regulation of advertising on the Internet, that may negatively impact our marketing practices;

•

possible impairments of the recorded amounts of goodwill, intangible assets, or other long-lived assets;

•

the timing and amount of expenses associated with litigation, regulatory investigations or restructuring activities, including settlement costs and regulatory penalties assessed related to government enforcement actions;

•

the adoption of new accounting pronouncements, or new interpretations of existing accounting pronouncements, that impact the manner in which we account for, measure or disclose our results of operations, financial position or other financial measures;

•

the loss of, or a significant reduction in business from, large customers resulting from, among other factors, the exercise of a cancellation clause within a contract, the non-renewal of a contract or an advertising insertion order, or shifting business to a competitor when the lack of an exclusivity clause exists;

•

fluctuations in levels of professional services fees or the incurrence of non-recurring costs;

•

deterioration in the credit quality of our accounts receivable and an increase in the related provision;

•

changes in tax laws or our interpretation of tax laws, changes in our effective income tax rate or the settlement of certain tax positions with tax authorities as a result of a tax audit; and

•

costs related to acquisitions of technologies or businesses.

Expenditures by advertisers also tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. Any decline in the economic prospects of advertisers or the economy generally may alter advertisers' current or prospective spending priorities, or may increase the time it takes us to close sales with advertisers, and could materially and adversely affect our business, results of operations, cash flows, and financial condition.

We could be adversely affected by the devaluation of the U.S. Dollar against the Euro and could be adversely affected by the rate of inflation in the European Union.

All of our revenues and long term debt are currently generated in Euros. In the future, we expect some of our revenues will be generated in U.S. Dollars. As a result, inflation in the European Union and/or the devaluation of the U.S. dollar in relation to the Euro will have the effect of increasing the cost in U.S. dollars of financing expenses; hence, our U.S. dollar-measured results of operations will be adversely affected. Because exchange rates between the Euro and the U.S. dollar fluctuate continuously, exchange rate fluctuations will have an impact on our profitability and period-to-period comparisons of our results of operations once we begin generating revenue in U.S. Dollars.

Our international operations subject us to additional risks and uncertainties.

We initiated our business operations through our wholly-owned subsidiary in Italy. International operations present unique challenges and risks to our Company. Compliance with complex foreign and U.S. laws and regulations that apply to our international operations increases our cost of doing business in international jurisdictions and could interfere with our ability to offer our products and services to one or more countries or expose us or our employees to fines and penalties. These laws and regulations include, but are not limited to, content requirements, tax laws, data privacy and filtering requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to governmental officials. Violations of these laws and regulations could result in monetary damages, criminal sanctions against us, our officers, or our employees, and prohibitions on the conduct of our business. Our international operations also subject us to additional foreign currency exchange rate risks and will require additional management attention and resources. Our international operations subject us to other inherent risks, including, but not limited to:

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the impact of recessions in economies outside of the United States;

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changes in and differences between regulatory requirements between countries;

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U.S. and foreign export restrictions, including export controls relating to encryption technologies;

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reduced protection for and enforcement of intellectual property rights in some countries;

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potentially adverse tax consequences;

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difficulties and costs of staffing and managing foreign operations;

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political and economic instability;

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tariffs and other trade barriers; and

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seasonal reductions in business activity.

Our failure to address these risks adequately could materially and adversely affect our business, revenue, results of operations, cash flows and financial condition.

We may engage in future acquisitions that could disrupt our business, dilute stockholder value and harm our business, operating results or financial condition.

We may pursue acquisition opportunities in the future in order to grow our operations and strengthen our competitive position. We have not made any material acquisitions to date and, therefore, our ability as an organization to make and integrate significant acquisitions is unproven. Moreover, acquisitions involve numerous risks, including:

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an inability to locate a suitable acquisition candidate or technology or acquire a desirable candidate or technology on favorable terms;

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difficulties in integrating personnel and operations from the acquired business or acquired technology with our existing technology and products and in retaining and motivating key personnel from the business;

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disruptions in our ongoing operations and the diversion of our management’s attention from their day-to-day responsibilities associated with operating our business;

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increases in our expenses that adversely impact our business, operating results and financial condition;

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potential write-offs of acquired assets and increased amortization expense related to identifiable assets acquired; and

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potentially dilutive issuances of equity securities or the incurrence of debt.

Any acquisition we complete may not ultimately strengthen our competitive position or achieve our goals, or such an acquisition may be viewed negatively by our customers, stockholders or the financial markets.

We will incur significant costs complying with our obligations as a reporting issuer, which will decrease our profitability.

Upon the effectiveness of our registration statement, we will elect to file periodic reports with the Securities and Exchange Commission, including financial statements and disclosure regarding changes in our operations. In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys. However, we estimate that these costs will exceed $50,000 per year for the next few years. Those fees will be higher if our business volume and activity increases.  Those obligations will reduce our resources to fund our operations and may prevent us from meeting our normal business obligations. Compliance costs will be charged to operations and will negatively impact our profitability.

Several states have implemented or proposed regulations that impose sales tax on certain e-commerce transactions involving the use of affiliate marketing programs.

In 2008, the state of New York implemented regulations that require advertisers to collect and remit sales taxes on sales made to residents of New York if the affiliate/publisher that facilitated that sale is a New York-based entity. These regulations apply to our Make Money Forever Program, which enables registered publishers and advertisers to collect a 5% override of the revenue generated by new publishers and advertisers which the registered publishers and advertisers invited to our company. In addition, several other states, including California, have proposed similar regulations, although most of the regulations proposed by these other states have not passed. While the New York sales tax requirement is not expected to have a material impact on our Make Money Forever Program segment of our operations because we do not expect a significant amount of our revenue to be derived from the New York-based publishers and advertisers, we are unable to determine the impact on the Make Money Forever Program segment of our business if other states adopt similar requirements.

Risks Related To Our Management

Our executive officers have other business interests and plan to devote only 10-15 hours of their time per week to the development of our Company, which may result in periodic interruptions, delays and even business failure.

Our executive officers, Risto Bozharov and Veronika Putovà have other business interests, and each of them has indicated that they plan to devote 10-15 hours per week to the development of our business. We are entirely dependent upon the efforts of our officers. If any of our officers are unable to devote sufficient time to our development, it would have a significant impact upon our business operations and may result in our business to fail.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued contributions of our key personnel, each of whom would be difficult to replace. In particular, Risto Bozharov, our Chief Executive Officer, Veronika Putovà, our Chief Operating Officer and Principal Financial Officer, and Giovanna Colombo, our Chief of Sales, are critical to the management of our business and operations and the development of our strategic direction. The loss of the services of any of these key personnel and the process to replace any of our key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives. Our anticipated growth could strain our personnel resources and infrastructure, and if we are unable to implement appropriate controls and procedures to manage our anticipated growth, our business may suffer.

We are anticipating a period of rapid growth in our operations, which may place, to the extent that we are able to sustain such growth, a significant strain on our management and our administrative, operational and financial reporting infrastructure.

We believe we will experience rapid growth in our operations through increased use of our services from customers connecting to our AdConneXa Platform and because we intend to introduce to our customers a Real Time Bidding system (RTB) to our platform during the second quarter of 2012. The increment in the number of the web publishers, as per our marketing strategy, will cause a corresponding increase in the amount of ad “impressions” that we will deliver, thus increasing our growth and revenues. The introduction of the Real Time Bidding (RTB) will allow us to distribute advertising campaigns based on the Cost-per-Action (CPA) price model together with our present price models of Cost-per-Click (CPC) and Cost-per-Mille Impressions (CPM).

This growth could place our Company in a position of lacking sufficient cash, however, we believe that with proper planning this risk can be greatly mitigated.  This possible lack of cash could be caused by delays in payment from our customers.  We believe that this offering, along with other means, such as maintaining our line of credit and increasing revenues from other partners, will generate sufficient cash to avoid this potential problem.

Our success will depend in part on the ability of our senior management to manage this expected growth effectively. To do so, we believe we will need to continue to hire, train and manage new employees as needed. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational and financial controls and update our reporting procedures and systems. The expected addition of new employees and the capital investments that we anticipate will be necessary to manage our anticipated growth will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. If we fail to successfully manage our anticipated growth, our business may suffer.

We do not have compensation or an audit committee, so stockholders will have to rely on our board of directors to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. These functions are performed by all of the members of our board of directors. Until we have an audit committee, there may less oversight of management decisions and activities and little ability for minority stockholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority stockholders.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or to prevent fraud.

The United States Securities and Exchange Commission, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company's internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting.  At the time we become a public company we will have these internal controls in place and effective.  However, as a result of our limited management depth and due to our operations being conducted primarily in Europe, we may have difficulty in implementing our internal controls over its financial reporting.  Furthermore, during the course of the evaluation, documentation and attestation, we may identify deficiencies that management may not be able to remedy in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.  If we fail to achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls, on an ongoing basis, over financial reporting in accordance with the Sarbanes-Oxley Act.  Moreover, effective internal controls are necessary for our Company to produce reliable financial reports and are important to help prevent fraud.  As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our shares of common stock.

Our officers and directors own a controlling interest in our voting stock and investors will not have any voice in our management, which could result in decisions adverse to our general stockholders.

Our officers and directors, in the aggregate, beneficially own approximately 50.99% of our outstanding common shares on a fully diluted basis.  As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval including:

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election of our board of directors;

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removal of any of our directors;

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amendment of our Certificate of Incorporation or By-laws; and

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adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our officers and directors collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The interests of these persons may differ from the interests of the other stockholders, and they may influence decisions with which the other stockholders may not agree. Such decisions may be detrimental to our business operations and they may cause our business to fail in which case you may lose your entire investment.

Our executive management team currently resides outside of the United States, and as a result it may be difficult for a stockholder to enforce their rights against them or enforce United States court judgments against them in Italy.

Our executive management team currently resides in Italy and certain of Oxamedia’s assets may be located in Italy.  As a result, it may be difficult for United States investors to enforce their legal rights, to effect service of process upon our executive management team or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws.  Further, it is unclear if extradition treaties now in effect between the United States and Italy would permit effective enforcement of criminal penalties of the federal securities laws.

Our executive officers lack experience in management of reporting companies.

Neither Risto Bozharov nor Veronka Putovà have experience in running a public company that is a reporting company with the United States Securities and Exchange Commission.  This lack of experience may cause delayed filings, increases the risk of being suspended for trading by FINRA because of late filings, being subjected to civil penalties and having the market price of the Company’s common stock decrease in value due to these and other factors related to lack of experience with reporting companies.

Risks Related To Our Systems

We do not currently have any general liability insurance to protect us in case of customer or other claims.

We do not have any general liability insurance to cover any potential claims to which we are exposed. Any imposition of liability would increase our operating losses and reduce our net worth and working capital.

We do not have a disaster recovery system, which could lead to service interruptions and result in a loss of customers.

We do not have any disaster recovery systems. In the event of a disaster in which our software or hardware are irreparably damaged or destroyed, we would experience interruptions in access to our services. Any or all of these events could cause our customers to lose access to our products.

Our facilities and systems are vulnerable to natural disasters and other unexpected events and any of these events could result in an interruption of our service offerings.

We depend on the efficient and uninterrupted operations of our third-party data centers and hardware systems. The data centers and hardware systems are vulnerable to damage from earthquakes, tornados, hurricanes, fire, floods, power loss, telecommunications failures and similar events. If any of these events results in damage to our third-party data centers or systems, we may be unable to provide services to our customers until the damage is repaired, and may accordingly lose clients and revenues. In addition, subject to applicable insurance coverage, we may incur substantial costs in repairing any damage.

System failures could reduce the attractiveness of our service offerings, which could cause us to suffer a decline in revenues and profitability.

We provide publishers and advertisers with innovative digital solutions by offering technologically  advanced advertising tools through our proprietary technology and client management systems. The satisfactory performance, reliability and availability of the technology and the underlying network infrastructure are critical to our operations, level of client service, reputation and ability to attract and retain clients. We have experienced periodic interruptions, affecting all or a portion of our systems, which we believe will continue to occur from time to time. We are not aware of any loss of customers due to material service interruptions. However any systems damage or interruption that impairs our ability to adequately serve our customers could result in an immediate loss of revenue to us, and could cause some clients to purchase services offered by our competitors. In addition, frequent systems failures could harm our reputation.  Some factors that could lead to interruptions in customer service include:  operator negligence; improper operation by, or supervision of, employees; physical and electronic break-

ins; misappropriation; computer viruses and similar events; power loss; computer systems failures; and Internet and telecommunications failures. We do not carry sufficient business interruption insurance to fully compensate us for losses that may occur.

A rapid expansion of our network and systems could cause our network or systems to fail or cause our network to lose data.

In the future, we may need to expand our network and systems at a more rapid pace than we have in the past. We may suddenly require additional bandwidth for which we have not adequately planned. We may secure an extremely large customer, group of customers, or experience demands for growth by an existing customer or set of customers that would require significant system resources. Our network or systems may not be capable of meeting the demand for increased capacity, or we may incur additional unanticipated expenses to accommodate such capacity constraints. In addition, we may lose valuable data or our network may temporarily shut down if we fail to expand our network to meet future requirements. Any disruption in our network processing or loss of data may damage our reputation and result in the loss of customers.

Any significant disruption in service on our website or in our computer systems, or in our customer support services, could reduce the attractiveness of our products and result in a loss of customers.

The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, level of customer service, reputation and ability to attract new customers and retain existing customers. Our production system hardware and the disaster recovery operations for our production system hardware are co-located in third-party hosting facilities. None of the companies who host our systems guarantee that our customers’ access to our products will be uninterrupted, error-free or secure. Our operations depend on their ability to protect their and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. In the event that our arrangements with third-party data centers are terminated, or there is a lapse of service or damage to their facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in access to our services, whether as a result of a third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with customers and our reputation. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors could damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause customers to cancel their accounts, any of which could adversely affect our business, financial condition and results of operations.

Government enforcement actions, changes in government regulation, technical proposals and industry standards, including, but not limited to, spyware, privacy and email matters, could decrease demand for our products and services and increase our costs of doing business.

Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These regulations could affect the costs of communicating on the Internet and could adversely affect the demand for our advertising solutions or otherwise harm our business, results of operations and financial condition. The United States Congress has enacted Internet legislation regarding children's privacy, copyrights, sending of commercial email (e.g., the Federal CAN-SPAM Act of 2003), and taxation. The United States Congress has passed legislation regarding spyware (i.e., H.R. 964, the "Spy Act of 2007") and the New York Attorney General's office has also pursued enforcement actions against companies in this industry. In addition, on December 1, 2010, the FTC issued its long-awaited staff report criticizing industry self-regulatory efforts as too slow and lacking adequate protections for consumers and emphasizing a need for simplified notice, choice and transparency to the consumer of the collection, use and sharing of their data. The FTC suggests various methods and measures, including an implementation of a "Do Not Track" mechanism—likely a persistent setting on consumers' browsers—that consumers can choose whether to allow the tracking of their online searching and browsing activities. As a result of the report, some of the browser makers have been working on their own do-not-track technical solutions, notably Microsoft Internet Explorer, Mozilla Firefox and Google Chrome. Microsoft's Internet Explorer 9 offers a tracking protection feature that doesn't allow for tracking by allowing Internet users to download tracking protection block lists which consequently block any third-party domain included in such block lists from serving content. This content-blocking feature, depending on the adoption by Internet users, may adversely affect our ability to grow our company, maintain our current revenues and profitability, serve and monetize content and utilize our behavioral targeting platform. Legislatively, congressman within the House and the Senate are looking to introduce bills regarding the privacy of online and offline data. Other laws and regulations have been adopted and may be adopted in the future, and may address issues such as user privacy, spyware, "do not email" lists, pricing, intellectual property ownership and infringement, copyright, trademark, trade secret, export of encryption technology, acceptable content, search terms, lead generation, behavioral targeting, taxation, and quality of products and services. This legislation could hinder growth in the use of the Internet generally and adversely affect our business. Moreover, it could decrease the acceptance of the Internet as a communications, commercial and advertising medium. We do not use any form of spam or spyware.

We could be subject to legal claims, government enforcement actions and damage to our reputation and held liable for our or our customers' failure to comply with federal, state and foreign laws, regulations or policies governing consumer privacy, which could materially harm our business.

Recent growing public concern regarding privacy and the collection, distribution and use of information about Internet users has led to increased federal, state and foreign scrutiny and legislative and regulatory activity concerning data collection and use practices. The United States Congress currently has pending legislation regarding privacy and data security measures. Any failure by us to comply with applicable federal, state and foreign laws and the requirements of regulatory authorities may result in, among other things, indemnification liability to our customers and the advertising agencies we work with, administrative enforcement actions and fines, class action lawsuits, cease and desist orders, and civil and criminal liability. Recently, class action lawsuits have been filed alleging violations of privacy laws by ISPs. The European Union's directive addressing data privacy limits our ability to collect and use information regarding Internet users. These restrictions may limit our ability to target advertising in most European countries. Our failure to comply with these or other federal, state or foreign laws could result in liability and materially harm our business.

In addition to government activity, privacy advocacy groups and the technology and direct marketing industries are considering various new, additional or different self-regulatory standards. This focus, and any legislation, regulations or standards promulgated, may impact us adversely. Governments, trade associations and industry self-regulatory groups may enact more burdensome laws, regulations and guidelines, including consumer privacy laws, affecting our customers and us. Since many of the proposed laws or regulations are just being developed, and a consensus on privacy and data usage has not been reached, we cannot yet determine the impact these proposed laws or regulations may have on our business. However, if the gathering of profiling information were to be curtailed, Internet advertising would be less effective, which would reduce demand for Internet advertising and harm our business.

Third parties may bring class action lawsuits against us relating to online privacy and data collection. We disclose our information collection and dissemination policies, and we may be subject to claims if we act or are perceived to act inconsistently with these published policies. Any claims or inquiries could be costly and divert management's attention, and the outcome of such claims could harm our reputation and our business.

Our customers are also subject to various federal and state laws concerning the collection and use of information regarding individuals. These laws include the Children's Online Privacy Protection Act, the Federal Drivers Privacy Protection Act of 1994, the privacy provisions of the Gramm-Leach-Bliley Act, the Federal CAN-SPAM Act of 2003, as well as other laws that govern the collection and use of consumer credit information. We cannot assure you that our customers are currently in compliance, or will remain in compliance, with these laws and their own privacy policies. We may be held liable if our customers use our technologies in a manner that is not in compliance with these laws or their own stated privacy policies.

If we are unable to protect the confidentiality of our unpatented proprietary information, processes and know-how and our trade secrets, the value of our technology and services could be adversely affected.

We rely upon unpatented proprietary technology, processes and know-how and trade secrets. Although we try to protect this information in part by executing confidentiality agreements with our employees, consultants and third parties, such agreements may offer only limited protection and may be breached. Any unauthorized disclosure or dissemination of our proprietary technology, processes and know-how or our trade secrets, whether by breach of a confidentiality agreement or otherwise, may cause irreparable harm to our business, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise be independently developed by our competitors or other third parties. If we are unable to protect the confidentiality of our proprietary information, processes and know-how or our trade secrets are disclosed, the value of our technology and services could be adversely affected, which could negatively impact our business, financial condition and results of operations.

Because we have not filed for patent protection of our technologies, we face the risk of our technologies not being adequately protected.

We have not applied for patent protection of our licensed technologies or processes either internationally or with the US Patent and Trademark Office. As a result, we may be unable to adequately protect our intellectual property, especially if the designs and materials used in our products are replicated by our competitors. Further, even if we file for patent protection, there is no assurance that it will be approved internationally or by the US Patent and Trademark Office.

If a third party asserts that we are infringing its intellectual property, whether successful or not, it could subject us to costly and time-consuming litigation or require us to obtain expensive licenses, and our business may be adversely affected.

The software and Internet industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. Third parties may assert patent and other intellectual property infringement claims against us in the form of lawsuits, letters or other forms of communication. These claims, whether or not successful, could:

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divert management’s attention;

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result in costly and time-consuming litigation;

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require us to enter into royalty or licensing agreements, which may not be available on acceptable terms, or at all;

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in the case of open source software-related claims, require us to release our software code under the terms of an open source license; or

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require us to redesign our software and services to avoid infringement.

As a result, any third-party intellectual property claims against us could increase our expenses and adversely affect our business. In addition, many of our agreements with our channel partners require us to indemnify them for third-party intellectual property infringement claims, which would increase the cost to us resulting from an adverse ruling on any such claim. Even if we have not infringed any third parties’ intellectual property rights, we cannot be sure our legal defenses will be successful, and even if we are successful in defending against such claims, our legal defense could require significant financial resources and management time. Finally, if a third party successfully asserts a claim that our products infringe its proprietary rights, royalty or licensing agreements might not be available on terms we find acceptable or at all and we may be required to pay significant monetary damages to such third party.

Risks Related To Our Securities and This Offering

We may need additional capital in the future, which may not be available to us on favorable terms, or at all, and may dilute your ownership of our common stock.

 We have historically relied on outside financing and cash from operations to fund our operations, capital expenditures and expansion. We may require additional capital from equity or debt financing in the future to:

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Fund our operations;

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Respond to competitive pressures;

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Take advantage of strategic opportunities, including more rapid expansion of our business or the acquisition of complementary products, technologies or businesses; and

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develop new products or enhancements to existing products.

During November 2011 we secured $150,000 in financing pursuant to a private placement of our common stock. We believe that approximately $50,000 per month or $600,000 total will be required to cover our minimum cash outflows for the next 12 months.  We expect our current cash balance and anticipated near term sales will be sufficient meet this requirement.  If this registration statement is declared effective, we hope to receive approximately $400,000 in gross proceeds from the public sale of our common stock, which we will utilize to maintain our software advertising platform, marketing and sales, working capital. We believe this influx of capital will enable us to expand our operations and increase our revenues over the next 12 months.  If we fail to raise proceeds from the public sale of our common stock, and we are unable to obtain other forms of financing, we will be required to fund the expansion of our business through funds generated through company sales, which could significantly slow our growth and expansion plans during the next 12 months.

We may not be able to secure timely additional financing on favorable terms, or at all. The terms of any additional financing may place limits on our financial and operating flexibility. If we raise additional funds through issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new securities we issue could have rights, preferences and privileges senior to those of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited.

Our quarterly results may fluctuate and if we fail to meet the expectations of analysts or investors, our stock price could decline substantially.

Our quarterly operating results may fluctuate, and if we fail to meet or exceed the expectations of securities analysts or investors, the trading price of our common stock could decline. Some of the important factors that could cause our revenue and operating results to fluctuate from quarter to quarter include:

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our ability to retain existing customers, attract new customers and satisfy our customers’ requirements;

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general economic conditions;

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changes in our pricing policies;

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our ability to expand our business;

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the effectiveness of our personnel;

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new product and service introductions;

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technical difficulties or interruptions in our services;

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the timing of additional investments in our hardware and software systems;

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regulatory compliance costs;

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costs associated with future acquisitions of technologies and businesses; and

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extraordinary expenses such as litigation or other dispute-related settlement payments.

Some of these factors are not within our control, and the occurrence of one or more of them may cause our operating results to vary widely. As such, we believe that quarter-to-quarter comparisons of our revenue and operating results may not be meaningful and should not be relied upon as an indication of future performance.

The concurrent sale of a substantial number of shares of our common stock being registered for resale could make it more difficult for the Company to sell the shares of common stock it is offering pursuant to this initial public offering.

Presently, there is a limited market for our common stock.  The concurrent sale of a substantial number of shares of our common stock being registered for resale could make it more difficult for the Company to sell the shares of common stock it is offering pursuant to this initial public offering because our Company will be competing with the selling stockholders and no underwriter or dealing is selling shares on the Company’s behalf.  As a result, our ability to raise capital for our operations pursuant to this offering could be impaired, and if we do not raise a sufficient amount of capital pursuant to this offering, our Company may be adversely affected.

We may expand through acquisitions of, or investments in, other companies or through business relationships, all of which may divert our management’s attention, resulting in additional dilution to our stockholders and consumption of resources that are necessary to sustain our business.

One of our business strategies is to acquire competing or complementary services, technologies or businesses in the future. We also may enter into relationships with other businesses in order to expand our service offerings, which could involve preferred or exclusive licenses, additional channels of distribution or discount pricing or investments in other companies.

Our completed acquisitions and any future acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the acquired businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us and we may have difficulty retaining the customers of any acquired business due to changes in management and ownership. Acquisitions may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for ongoing development of our business. Moreover, we cannot assure you that the anticipated benefits of any acquisition, investment or business relationship would be realized or that we would not be exposed to unknown liabilities, nor can we assure you that we will be able to complete any acquisitions on favorable terms or at all. In connection with one or more of those transactions, we may:

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issue additional equity securities that would dilute our stockholders;

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use cash that we may need in the future to operate our business;

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incur debt on terms unfavorable to us or that we are unable to repay;

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incur large charges or substantial liabilities;

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encounter difficulties retaining key employees of the acquired company or integrating diverse business cultures;

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become subject to adverse tax consequences, substantial depreciation or deferred compensation charges; and

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encounter unfavorable reactions from investment banking market analysts who disapprove of our completed acquisitions.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to existing common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our second amended and restated certificate of incorporation allows us to issue shares of preferred stock without any vote or further action by our common or preferred stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval, including large blocks of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock or other preferred stockholders and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock or existing preferred shares.

Preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock and preferred stock.

No public trading market for our securities currently exists and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained.  We intend to apply for admission to quotation of our securities on the OTC Bulletin Board.  If for any reason our securities are not quoted on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the securities may have difficulty selling their shares should they desire to do so.  No market makers have committed to becoming market makers for our common shares and it may be that none will do so. As a result, you should purchase shares only as a long-term investment, and you must be prepared to hold your shares for an indefinite period of time.

If our common stock is quoted on the Over the Counter Bulletin Board we will be subject to the SEC’s “Penny Stock” Rules and the trading market in our common shares would be limited.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market, nor is it quoted on the OTC Bulletin Board or any other quotation medium. Upon the effectiveness of our registration statement registering the securities in this offering, we intend to have a registered broker-dealer submit an application for a quotation of our common stock on the OTC Bulletin Board. We cannot assure you that we will be successful in our application, however, if we receive approval for quotation on the OTC Bulletin Board our common shares will be regarded as a “penny stock,” since our shares are not listed on a national stock exchange or quoted on the NASDAQ Market within the United States, to the extent the market price for our shares is less than $5.00 per share.  The SEC has adopted regulations that generally define a "penny stock" to be any equity security other than a security excluded from such definition by Rule 3a51-1 under the Securities Exchange Act of 1934, as amended.  For the purposes relevant to our Company, it is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  To the extent these requirements may be applicable they will reduce the level of trading activity in the secondary market for our common stock and may severely and adversely affect the ability of broker-dealers to sell your common stock.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may limit your ability to buy and sell our shares.

FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

United States state securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

There is no public market for our securities, and there can be no assurance that any public market will develop in the foreseeable future. Secondary trading in securities sold in this offering will not be possible in any state in the U.S. unless and until the common shares are qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our securities for secondary trading, or identifying an available exemption for secondary trading in our securities in every state.  If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the securities in any particular state, the securities could not be offered or sold to, or purchased by, a resident of that state.  In the event that a significant number of states refuse to permit secondary trading in our securities, the market for our securities could be adversely affected.

The market price of our shares would decline if the selling stockholders sell a large number of shares all at once or in blocks.

The selling stockholders are offering 1,825,000 shares of common stock through this prospectus.  They must sell these shares at a fixed price of $.50 until such time as they are quoted on the OTC Bulletin Board or other quotation system or stock exchange.  Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline.  Moreover, the offer or sale of large numbers of shares at any price may have a depressive effect on the price of our common stock in any market that may develop.

The market price of our shares would decline if our restricted stockholders sell a large number of shares.

A total of 15,622,500 shares have been issued to the existing stockholders, a total of 1,825,000 shares are being offered on behalf of the selling stockholders, and 13,797,500 shares are restricted securities, as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing six months after their acquisition. Any sale of restricted shares held by the existing stockholders after applicable restrictions expire may have a depressive effect on the price of our common stock in any market that may develop.

The investors may sustain a loss of their investment based on the offering price of our common stock.

The price of our common stock in this offering has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore, arbitrary.  Because we have no significant operating history and have generated limited revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us.  As a result, the price of the common stock in this offering may not reflect how the stock is received on the market. There can be no assurance that the shares offered hereby are worth the price for which they are offered and investors may therefore lose a portion or all of their investment.

You may have limited access to information regarding our business and our securities would not be eligible for quotation on the OTC Bulletin Board, if our obligation to file periodic reports with the SEC is automatically suspended under certain circumstances.

As of the effective date of this prospectus, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d). In the future, Section 15(d) reporting requirements would be automatically suspended for any fiscal year, except for the fiscal year in which such registration statement becomes effective, if, at the beginning of the fiscal year, we have has fewer than 300 stockholders. We currently have fewer than 300 stockholders. If we continue to have fewer than 300 stockholders, we will be exempt from the filing requirements as required pursuant to Section 13 of the Securities Exchange Act and will not be required to file any periodic reports, including Form 10Q and 10K filings, with the SEC subsequent to the Form 10K required for the fiscal year in which our registration statement is effective.

Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. We intend to file a Form 8-A promptly after this registration statement becomes effective to register our common stock under Section 12(g) of the Exchange Act, but there can be no assurance we will do so. We also intend to file a Form 8-A in the event we are automatically suspended from the Section 15(d) reporting requirements to voluntarily subject ourselves to the reporting requirements and so that we can be eligible for quotation on the OTC Bulletin Board.

If we cease filing periodic reports for any reason, investors would have very limited access to information about our business and we would not be eligible to be quoted on the OTC Bulletin Board, which may reduce the value of your shares and also affect your ability to sell your shares.

This offering is on a best efforts basis with no minimum amount required to be raised and we can accept your investment funds at any time without any other investment funds being raised.

No minimum amount of investment funds are required to be raised before we can accept your investment funds.  This is a best efforts offering with no stated minimum. No investment funds will be placed in an escrow account pending the attainment of a minimum amount of investment proceeds.  Once we accept your investment funds we will be under no obligation to return such funds to you even if no other investment funds are raised in this offering. Our inability to raise sufficient funds pursuant to this offering may negatively impact our business operations.

Subscribers to this offering will suffer immediate and substantial dilution.

If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by many of the existing stockholders for their shares. As a result, you will incur immediate and substantial dilution of net tangible book value of $0.454 per share, representing the difference between the initial public offering price of $.50 per share, and net tangible book value of $0.046 per share as of September 30, 2011, after giving effect to this offering (assuming a 100% subscription to this offering) and our most recent private offering of $150,000 on November 25, 2011. See “Dilution” on page 2 5 for more information.

We do not intend to pay cash dividends on our shares of common stock but rather, we intend to finance the development and expansion of our business, delaying or perhaps preventing investors from receiving a return on their shares.

Because we do not intend to pay any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless they sell them. We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this Prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•

the timing of the development of future products;

•

projections of costs, revenue, earnings, capital structure and other financial items;

•

statements of our plans and objectives;

•

statements regarding the capabilities of our business operations;

•

statements of expected future economic performance;

•

statements regarding competition in our market; and

•

assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from the forward-looking statements. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

You should also assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

USE OF PROCEEDS

The following table indicates the use of proceeds based on the percentage of the financing that is successfully sold.

	Sale of 100%	Sale of 75%	Sale of 50%	Sale of 25%
Gross Proceeds	400,000	300,000	200,000	100,000
Number of Shares Sold	800,000	600,000	400,000	200,000
Less expenses of offering*:
Legal and Registration Fees	$10,000	10,000	10,000	10,000
Accounting and Auditing	$10,000	10,000	10,000	10,000
Electronic Filing and Printing	$2,500	2,500	2,500	2,500
Transfer Agent	$1,500	1,500	1,500	1,500
Total Offering Expenses	$24,000	24,000	24,000	24,000
Net Proceeds	$376,000	276,000	176,000	76,000
* Represents best estimates
Use of net proceeds
Maintain Software Advertising Platform	$25,000	25,000	15,000	10,000
Marketing and Sales	$234,000	167,000	107,000	48,000
Working Capital	$117,000	84,000	54,000	18,000

Analysis of Financing Scenarios

After deduction of $24,000 for estimated offering expenses including legal and registration fees, accounting and auditing, electronic filing and printing, and transfer agent, the net proceeds from this offering may be as much as $376,000, assuming all 800,000 shares are sold.  However, we cannot assure you that any of these shares will be sold.  We will use the proceeds (i) to maintain our software advertising platform as state of the art in the industry, (ii) for marketing programs to expand our operations and launch business in new countries, and (iii) for general working capital, which includes administrative/office expenses and professional, legal and other related fees.

If only a portion of the offering is completed, the funds will be allocated as set out above in the Use of Proceeds table, and we may have to raise additional funds pursuant to equity offerings or debt offerings to further expand our business operations. If we are required to raise additional funds in the future, we cannot assure you that we can successfully do so in a timely manner or on suitable terms. The cost of debt financing could be high, which may prevent us from earning a profit and the cost of equity financing could be substantially dilutive to our stockholders. Although we do not believe that it is necessary to raise any funds pursuant to this offering to be able to sustain our operations during the next 12 months, if we are unable to raise additional funds in a timely manner or on suitable terms, our business could ultimately fail and investors could lose their entire investment.

We will have broad discretion in allocating a substantial portion of the proceeds of this offering. The table above represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of our business; but our estimates may prove to be inaccurate. We based our estimates on various assumptions, including our anticipated sales and marketing expenditures, general operating expenses and revenues.  If any of these factors change, we may find it necessary to reallocate a portion of the proceeds within the above-described categories.  We may undertake new activities that will require considerable additional expenditures, or unforeseen expenses may occur. Also, if our plans change or our assumptions prove to be inaccurate, we may need to seek additional financing sooner than currently anticipated or to curtail our operations.

We will invest proceeds not immediately required for the purposes described above principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments. There have been no services performed, and we do not anticipate that there will be any, by our officers, directors, principal stockholders, their affiliates or associates that will be reimbursed with proceeds from this offering.

Our Company will not receive any proceeds from the sale of shares of common stock being offered by the selling stockholders.

DETERMINATION OF OFFERING PRICE

There is no established public market for our common stock.  The offering price and other terms and conditions relative to our shares of common stock have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. No investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares. Accordingly, the offering price should not be considered an indication of the actual value of our securities.

We considered several factors to determine the initial public offering price of the shares, including the following: (i) the risks we face as a business; (ii) prevailing market conditions, including the history and prospects for the industry in which we compete; (iii) our future prospects; and (iv) our capital structure.

We cannot assure you that our common stock will ever be quoted on the OTC Bulletin Board, or any other quotation medium, or trade at a price higher than the offering price in this offering.

Our Company is also registering for resale on behalf of selling stockholders up to 1,825,000 shares of common stock, which may be sold by the selling stockholders by means of this prospectus.  We will not participate in the resale of shares by selling security holders and our Company will not receive any proceeds from the sale of shares of common stock being offered by the selling stockholders.

The selling stockholders will sell shares at $.50 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We cannot assure you of when, if ever, our stock will be quoted on the OTC Bulletin Board or any other exchange. The offering price for the shares offered by the selling stockholders does not bear any relationship to our Company’s assets, book value, earnings, or other established criteria for valuing a privately held company.  Accordingly, the offering price should not be considered an indication of the actual value of our common stock nor should the offering price be regarded as an indicator of the future market price of our common stock.

DILUTION

Dilution represents the difference between the offering price of the common stock and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution will occur as a result of the substantial disparity between the offering price of the common stock and the effective cash cost to acquire the common stock paid by existing stockholders prior to this offering.  You will suffer substantial dilution in the purchase price of your stock compared to the net tangible book value per share immediately after the purchase.

The calculations below are based upon 15,622,500 shares of common stock issued and outstanding and, a net tangible book value of $369,603 or $0.023 per share of common stock as of September 30, 2011, after giving effect to our most recent private offering of $150,000 on November 25, 2011. The immediate dilution in value represents the difference between the offering price and the net tangible book value per share immediately after the completion of the public offering. It is determined by subtracting net tangible book value per share after the offering from the amount paid by stockholders purchasing shares in this offering for a share of common stock.

The following tables illustrate the dilution of new investors in this offering.

Percentage of the offering sold	100%	75%	50%	25%
Shares of common stock issued and outstanding	16,422,500	16,222,500	16,022,500	15,822,500
Public offering price per share of common stock	$ 0.500	$ 0.500	$ 0.500	$ 0.500
Net tangible book value per share prior to offering	$ 0.023	$ 0.023	$ 0.023	$ 0.023
Increase per share attributable to new investors	$ 0.023	$ 0.018	$ 0.012	$ 0.006
Net tangible book value per share after offering	$ 0.046	$ 0.041	$ 0.035	$ 0.029
Dilution per share to new investors	$ 0.454	$ 0.459	$ 0.465	$ 0.471
Percentage dilution to new investors	90.8%	91.8%	93.0%	94.2%

The 1,825,000 shares of common stock to be sold by the selling stockholders are already issued and outstanding; therefore, purchasers of these shares will not experience any dilution in connection with the purchase price of their shares of common stock.

SELLING STOCKHOLDERS

The selling stockholders named in the table below are offering 1,825,000 of their 5,997,000 shares of the common stock offered through this prospectus.  The table assumes that all of the securities offered for sale will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders; accordingly, no accurate estimate can be made of the quantity of securities that will be held by the selling security holders upon termination of this offering.  Until a public market is established for our common stock, the selling stockholders will be offering their shares at the offering price of $.50. We will not receive any proceeds from the sale of the securities by the selling security holders.

Name of Selling Stockholder (1)	Shares Owned Before the Offering	Total Number of Shares to be Offered for the Security Holder’s Account	Total Shares Owned After the Offering is Complete	Percentage of Shares Owned After the Offering is Complete(6)
Baldazzi, Ettore(2)(3)	748,500	200,000	548,500	3.33
Baldazzi, Marco(2)(3)	748,500	200,000	548,500	3.33
Manarini, Massimo(2)	748,500	200,000	548,500	3.33
Novellini, Enrico(2)	457,500	125,000	332,500	2.02
Pizzoli, Giovanna S. (2)	748,500	200,000	548,500	3.33
Rossato, Guerrina(2)	748,500	200,000	548,500	3.33
Rebonato, Carla(2)	748,500	200,000	548,500	3.33
Stillman, Debbie(2)(4)	748,500	200,000	548,500	3.33
Tommasi, Roberto(5)	300,000	300,000	0	0
Total	5,997,000	1,825,000	4,172,000	25.33%

To the best of our knowledge and belief:

1.

All of the shares of common stock are beneficially owned by the registered stockholders; the registered stockholders each have the sole voting and dispositive power over their shares; there are no voting trusts or pooling arrangements in existence; no group has been formed for the purpose of acquiring, voting or disposing of the security; none of the selling stockholders are broker-dealers or affiliates of a broker-dealer; all of the selling stockholders acquired their shares in non-public transactions that satisfied the provisions of Section  4(2), Rule 506 of Regulation D, or Regulation S.

2.

These shareholders acquired founder’s shares on August 10, 2011. Ettore Baldazzi and Marco Baldazzi are brothers who do not share the same household ..

3.

Debbie Stillman and Reid Stillman are mother and son who do not share the same household.

4.

Reid Stillman served as the President and Director of Oxamedia Corporation from inception to the time of our acquisition of Oxamedia s.r.l. in July 2011.

5.

Roberto Tommasi acquired 300,000 shares in November 2011 in exchange for cash consideration of $300,000.

6.

Assuming all 800,000 shares offered by Oxamedia are sold and 16,422,500 shares of common stock are issued and outstanding.

Future Sales by Stockholders

The 1,825,000 shares of common stock offered for sale by the selling stockholders pursuant to this prospectus will be freely tradable without restrictions upon the effectiveness of the registration statement.

The remaining 4,172,000 shares owned by the selling stockholders are not registered pursuant to this prospectus and are subject to the limitations imposed by Rule 144. In general, under Rule 144 as currently in effect, once our Company has been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•

1% of the number of shares of common stock then outstanding, which will equal approximately 164,225 shares immediately after this offering; or

•

the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about our Company.

When the shares become eligible to be sold pursuant to Rule 144 and if we are able to obtain approval for our shares to be quoted on the OTC Bulletin Board, then sales of large amounts of shares that may be sold in the future could have a significant depressive effect on the market value of our shares. This would therefore reduce new investors' ability to sell their shares into the market and negatively impact their ability to receive either a return on their investment or the amount invested.

PLAN OF DISTRIBUTION

We intend to distribute the shares being offered pursuant to this prospectus pursuant to the following two plans of distribution:

1.

A self-underwritten initial public offering of new shares; and

2.

A secondary offering of outstanding shares owned by selling stockholders.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market, nor is it quoted on the OTC Bulletin Board or any other quotation medium. Upon the effectiveness of our registration statement registering the securities in this offering, we intend to have a registered broker-dealer submit an application for a quotation of our common stock on the OTC Bulletin Board; however, we cannot assure you that our securities will ever become qualified for quotation on the OTC Bulletin Board or any other quotation medium. Accordingly, our shares should be considered illiquid, which inhibits investors’ ability to resell their shares.

Self-Underwritten Initial Public Offering

We are offering on a self underwritten best-efforts basis up to 800,000 shares of our common stock at the price of $.50 per share. If we sell all of the shares offered, we will receive $400,000 in proceeds, but since this offering is conducted as a self-underwritten offering, we cannot assure you that all or any of the shares will be sold. If we fail to sell all of the shares we are offering, our ability to implement our business plan will be materially affected, and you may lose all or substantially all of your investment.  No minimum number of shares of common stock must be sold in this offering for us to accept your subscription and retain your funds. Neither Oxamedia nor any officer or director of Oxamedia, nor any other person, will pay commissions or other fees, directly or indirectly, to any person or firm in connection with solicitation of the sales of the shares.

Shares will be sold to friends, family, business acquaintances and other contacts.  The intended methods of communication with potential investors include, without limitation, telephone, email and personal meetings ..

This self-underwritten initial public offering shall begin upon the effectiveness of the registration statement of which this prospectus is a part and will terminate 120 days thereafter.

We will sell the shares of common stock in this offering through the efforts of our officers and directors and managers, Risto Bozharov , Veronika Putovà , Stefano Moretti, Giovanna Colombo, and Stefano Zorzi ..   None of these persons will register as broker/dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1.  Rule 3a4-1 sets forth the conditions under which persons associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer.  The conditions are that:

1.

The person is not statutory disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation;

2.

The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.

The person is not at the time of their participation, an associated person of a broker/dealer;

4.

The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Each of Risto Bozharov, Veronika Putovà, Stefano Moretti, Giovanna Colombo, and Stefano Zorzi satisfy all of the conditions above. Further, they have each been advised of the provisions of Rule 3a4-1 under the Exchange Act and will conduct this offering in accordance with Rule 3a4-1, upon reliance of this rule.  Failure by any of these persons to conduct this offering in violation of Rule 3a4-1 could subject them, and our Company, to enforcement proceedings, fines and sanctions by the Securities and Exchange Commission and by the regulatory authorities of any state or province in which our securities are offered.

Shares will be sold to friends, family, business acquaintances and other contacts of Risto Bozharov, Veronika Putovà, Stefano Moretti, Giovanna Colombo, and Stefano Zorzi.  They intend to contact potential investors, among other methods, via telephone, email and personal meetings.  Most, if not all, offers to potential investors pursuant to this prospectus are expected to be made to persons who reside outside of the United States.

Each of Risto Bozharov, Veronika Putovà, Stefano Moretti, Giovanna Colombo, and Stefano Zorzi, as well all current stockholders, may purchase securities in this offering upon the same terms and conditions as public investors.   Any purchases of securities in this offering by any of these purchasers will be for investment and not for resale. If any such purchases trigger a material change, we will promptly file a post effective amendment to this prospectus and our registration statement.

No broker or dealer is participating in this offering or is acting as an underwriter of this offering.  If, for some reason, our directors and stockholders were to determine that the participation of a broker or dealer is necessary, we will promptly file a post effective amendment to amend this offering which will disclose the details of our amended plan of distribution, including the fact that the broker or dealer is acting as an underwriter of this offering.  This amendment would also detail the proposed compensation to be paid to any such broker or dealer.  The post effective amendment would also extend an offer of rescission to any investors who subscribed to this offering before the broker or dealer was named.  Additionally, FINRA’s corporate finance department must issue a “no objection” position on the terms of the underwriting compensation before the broker-dealer may participate in the offering.

If you decide to subscribe for securities in this offering, you must :

1.

Complete, sign and deliver a subscription agreement in the form attached as Exhibit 99.1, and

2.

Deliver a check or certified funds made payable to “Oxamedia Corporation” for acceptance or rejection.

Subscriptions for the securities in this offering are irrevocable once made, and your funds will only be returned to you if we reject your subscription. No escrow account has been set up for this offering, so all funds we receive from this offering will be placed directly into our corporate account for our immediate use.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them. Within 10 days of accepting a subscription, we will deliver to you via courier a copy of the accepted and signed subscription agreement, along with a share certificate representing the shares subscribed for.

Secondary Offering of Shares Owned by Selling stockholders

The selling stockholders are offering up to 1,825,000 shares of common stock. The selling stockholders will offer their shares at $.50 per share, in one or more private transactions, including block transactions, until our shares are quoted on the OTC Bulletin Board, or any other quotation medium, if ever, and thereafter at prevailing market prices or privately negotiated prices.  The selling stockholders are required to comply with: (i) the prospectus delivery requirements; and (ii) the applicable “blue sky” laws of the various states, in connection with the sale of their shares in this offering. We will receive no proceeds from the sale of the selling stockholder’s shares in this offering.

This secondary offering shall begin upon the effectiveness of the registration statement of which this prospectus is a part and will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 180 days from the effective date of this prospectus.

The selling stockholders will act independently of our Company in making decisions with respect to the timing, manner, and size of each sale or sale related transfer. The selling stockholders may sell their shares in one or more transactions that may take place in the over-the-counter market, including broker’s transactions, or privately negotiated transactions. A selling stockholder may also resell all of any portion of their shares that qualify for sale pursuant to Rule 144 under the Securities Act rather than pursuant to this Prospectus.

The selling stockholders may sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal.  Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser.  The selling stockholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling stockholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling stockholders.

Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares.  These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.  If applicable, the selling stockholders may distribute shares to one or more of their partners who are unaffiliated with our Company.  Such partners may, in turn, distribute such shares as described above. We cannot assure you that all or any of the securities offered pursuant to this offering will be sold by the selling stockholders.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation.

We will bear all costs relating to the registration of the common stock owned by the selling stockholders.  The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

Each selling stockholder has informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their common stock. We are not aware of any underwriting or other arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares.

Regulation M

During the offering period described herein, we are required to comply with Regulation M.  In general, Regulation M precludes any selling security holder, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

Each of the selling stockholders are required to comply with the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may apply to the sales of their shares offered by this prospectus and limit the timing of purchases and sales of any of the securities by the selling stockholders or any such other person. Selling stockholders may not purchase any of our securities while they are selling securities pursuant to this Prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

 The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of the capital stock contained in our second amended and restated certificate of incorporation, bylaws and applicable law. A copy of our second amended and restated certificate of incorporation and bylaws will be filed as exhibits to the Registration Statement of which this prospectus is a part.

Our authorized capital stock consists of One Hundred Seventy Six Million (176,000,000) shares, consisting of: (i)175,000,000 shares of common stock, par value $.001 per share; and (ii) 1,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

As of the date of this prospectus, we had 15,622,500 issued and outstanding shares of common stock owned by 14 stockholders of record.  All of our issued and outstanding shares of capital stock are, and the shares of capital stock to be issued in this offering will be, validly issued, fully paid and nonassessable.

Holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders, subject to certain exceptions relating, among other matters, to our preferred stock, if any. Our second amended and restated certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors elected each year, subject to the voting rights of our preferred stock, if any. Except as otherwise provided by law, the holders of one-third of the voting power of the shares issued and outstanding and entitled to vote at such meeting of stockholders will constitute a quorum at such meeting of the stockholders for the transaction of business subject to the voting rights of our preferred stock, if any.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds subject to the preferential rights of the holders of our preferred stock, if any.

In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no preemptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our second amended and restated certificate of incorporation provides that our board of directors may, by resolution, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designations, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by the resolutions of our board of directors approving the issuance of such shares.

The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the holders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock. As of the date of this prospectus, no shares of our preferred stock have been issued and we have no plans to issue any shares of preferred stock.

Options

As of the date of this prospectus, we have no outstanding options to purchase any of our securities.  We may grant options and/or establish an incentive stock option plan for our directors, employees and consultants in the future.

Warrants

As of the date of this prospectus, we have no outstanding warrants to purchase any of our securities.  We may issue warrants to purchase our securities in the future.

Dividend Policy

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Registration Rights

No holders of our securities are entitled to any type of registration rights following this offering.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

David M. Bovi, P.A. has provided the legal opinion regarding the legality of the shares being registered.

The financial statements included in this prospectus have been audited by Prauditing s.r.l., Verona, Italy, an independent member of Moore Stephens International Limited, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Mission

Our mission is to provide online publishers and advertisers with innovative digital solutions by offering technologically advanced advertising tools.

Background

Oxamedia Corporation was incorporated in the State of Delaware on February 16, 2010 .. Pursuant to a stock purchase agreement, on July 25, 2011, Oxamedia Corporation acquired 100% of the issued quota interests (shares) of Oxamedia s.r.l., a limited liability company organized in accordance with the Company Law of Italy on September 1, 2010, whereby Oxamedia s.r.l. became a wholly owned subsidiary of Oxamedia Corporation and Oxamedia Corporation became the parent holding company of Oxamedia s.r.l. Unless the context otherwise requires, all references to the “Company,” “we,” “our” or “us” and other similar terms collectively means Oxamedia Corporation and Oxamedia s.r.l.

We are a development stage company that has received minimal revenues to date.  Our independent auditors stated in their last audit report that since we have not generated significant recurring cash flows to sustain operations that our  ability to continue as a going concern is uncertain. This going concern opinion may negatively impact our ability to obtain additional funding or funding on terms attractive to us. If we are unable to continue as a going concern, you will lose your entire investment.

We provide online publishers and advertisers with innovative digital solutions by offering technologically advanced advertising tools through our ad network that is run on our exclusive proprietary platform named “AdConneXa,” located at www.OxaMedia.com .. The key function of an ad network is the aggregation of ad space supply from publishers and matching it with advertiser demands. Our ad network is primarily involved in selling space for online ads. The online inventory we offer our clients comes in many different forms, including space on websites (banners, rich-media, video, etc), in RSS feeds, on blogs, in instant messaging applications, in e-mails, and on other sources. Our inventory space is primarily derived from third-party websites (i.e. publishers) who work with OxaMedia for either a fee or a share of the ad revenues.

Our company operates in Delray Beach, Florida and Verona, Italy and our market is composed of companies that want to advertise their business online and media publishers that want to display the advertiser’s ads on the Internet, with particular attention to North America, Latin America, Western Europe, Australia and New Zealand.

Our AdConneXa Platform

Oxamedia’s AdConneXa Platform is a well-integrated technology that provides our customers with top quality ad delivery and ad targeting. This proprietary technology enables us to deliver, target and optimize customer’s advertising campaigns beyond present industry performance standards. Our platform offers multiple selection tools not generally offered by our competitors.  Therefore, an advertiser can select, prior to starting the ad campaign (geo-targeting in more than 40 countries), the websites where it wants to deliver the ad campaign and through our optimization choices, select a precise price model for any particular campaign (CPC or CPM).  All this is done seamlessly through our AdConneXa platform which will deliver the advertiser the highest CTR (Click-Through-Rate) possible. This automatic optimization tool will distribute the ad campaigns on those selected websites which will provide the highest number of unique visitors. The same optimization tool is used for any other delivery method selected by the advertiser: Contextual, Mix-Targeting, Run of Network (RON).   The AdConneXa Platform is designed for a broad range of users in the digital market including advertisers, agencies and do-it-yourself advertisers. Campaigns are managed and optimized by OxaMedia’s team of professionals.

Single website publishers or multi-websites publisher networks are able to operate on a self-service basis to create and manage advertisers and their campaigns. Additionally, agencies can create and manage the advertisers’ campaigns and direct publisher networks through the OxaMedia network.  We offer multiple targeting tools such as contextual, re-targeting, premium websites, run of network (RON) and mix distribution targeting.  The AdConneXa Platform has been certified as a trusted 3rd party ad-server by DoubleClick.

The AdConneXa Platform is supported by multiple servers to form a highly distributed architecture that maximizes reliability and ad serving speed. The system has a capability to serve ad delivery of virtually any volume.

Products and Services

OxaMedia Corporation is designed to meet the requirements of customers we refer to as “publishers and advertisers.” A customer we refer to as an “agency” can create its own advertisers network and to manage their own campaigns.

Advertisers and Agencies for their Advertisers

Any advertiser and agency can create its own account with AdConneXa, (an agency can create accounts for their advertisers) and then:

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Create display campaigns

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Add-suspend-remove ads (creativity: gif, flash, video, etc)

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Target and edit the campaigns based on several options, some of them: geo-targeting, hour, day, frequency capping, etc

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Select and edit  the price model: CPC (cost per click) or CPM (cost per thousand impressions)

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Select and edit the daily budget

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Select and change the delivery method:

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Run of Network (RON)

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Contextual

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Premium WebSites Delivery

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Re-Targeting

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Mix-Distribution (a composition of Contextual and Premium WebSites Distribution)

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Analyze the results, and based on the advertiser ROI and goals to change any and all parameter of the campaign

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Make payment by credit card in United States Dollars, Euro, Canadian Dollars, Australian Dollars, Great Britain Pound.

Several ad formats are available to the advertisers:

Ads Format	Ad Unit (most common)
IN-PAGE ADS: They appear within publisher web page	336x280 300x250 180x150 728x90 468x60 160x600 120x600
OUT-OF-BANNER ADS They appear our of the banner space on the publisher web page	Expandable banner – Pop up and pop under Floating ad (Overlay) – Transitional Ad (Interstitial)
VIDEO ADS They are both In-banner video and in-streaming video	Video banner – Video expandable Banner Video pop up – Video Floating Ad (Overlay) Video Transitional Ad (interstitial) Pre-roll Ads – Video Clip

Publishers

Any person or company that owns a website(s) and wants to display advertisement on his/her website(s ) can register with AdConneXa as publisher. To date, our company has approximately 2,200 publishers and 2,204   web sites.  By registering with AdConneXa , any publisher has the following benefits:

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Every and each ad space is sold to the market at the best eCPM (equivalent CPM) possible

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He/she has the guarantee that every and each impression is sold to advertisers (direct AdConneXa advertisers or to AdExchanges)

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30 days payment upon reaching the minimum threshold (100 USD or 100 Euro, etc)

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The publisher revenue is a percentage (average 60%) of our revenue generated by the ad spaces sold (“revenue-share”).

We currently have both direct publishers and direct advertisers. Our plans to acquire new publishers and new advertisers are:

New Publishers. We are using our content software to identify web publishers who are already displaying ads provided by other parties. We contact those identified web publishers by introducing our AdConneXa platform and the benefit they can have from registering with us.

New Advertisers. We have two types of advertisers, do-it-yourself advertisers; and managed advertisers. In order to acquire new do-it-yourself advertisers, we buy search-keyword ad campaigns on the Google Search Engine. We presently target both the National Market and European Markets. In order to acquire new managed advertisers, we utilize 3 sales staff personnel who are paid only on a commission basis. In 2011, we began interactions with major media centers such as VPP group and OMD group. These relationships have proven successful, as we now manage advertisers such as Pfizer Pharmaceutical, Bayer Pharmaceutical, Volkswagen Group, Sky; Canon, etc. We are also planning to increase managed advertisers sales by introducing our Company to smaller companies through the use of commissioned sales people.

Marketing Plan

Our marketing plan is based on strategic goals as well as from knowledge gained during analysis of the industry, competitive intelligence, and from our customers and partners. The marketing tactics will focus on the development of an efficient publisher’s network of site and a strong Internet reputation.

Goals

Our marketing strategy goals are to: (i) build a strong direct global publishers network of websites; and (ii) create a strong global brand-name to attract new advertisers and publishers.

Global Publisher Network of Websites.  In order to reach our marketing goals, we have created our own software that identifies, in any country and in any language, websites that host advertisement; whereby we can contact these website publishers and introduce them to the proprietary advantages of the AdConneXa platform.  Our extensive testing has demonstrated that our software can identify more than 20,000 of these websites per day. The software identifies the websites based on content, domain extension, website language, popularity and number of visitors per month. To identify these websites, we have developed our own content software that enables us to scan the web pages according to the “Robots Exclusion Standard Protocol”. Our Content Software is able to:

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Identify the website language; i.e. English, Spanish, French, German, Italian, Duch, Russian, etc.

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Identify if the website is already displaying ads

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Identify if any of the direct publishers publishes web pages with a content not as per our Guidelines (see our guidelines http://www.oxamedia.com/about-us/privacy-policy/consumer-cookie-opt-in-out/ )

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Analyze the content of the web pages of a web site and based on the analysis to categorize any website

We do not categorize any website which has content related to:

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Racial prejudice or discrimination towards individuals, groups or institution

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Violence

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Child pornography

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Prostitution

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Obscene language

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Miracle cures

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Use of illegal drugs

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Use of anabolic steroid

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Sale of tobacco

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Sale of counterfeit designer goods

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Sale of products obtained from endangered or threatened species

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Sale of arms or ammunition

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Sale of medical prescriptions

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Promotion of illegal activities

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Promotion without authorization of material protected by copyright

Or any website that:

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Adopts or promotes hacking or cracking techniques

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Adopts or promotes methods that generate false clicks and impressions

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Distributes or promotes spyware or dialers

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Adopts phishing or other scamming tactics

Our content software is supported by five (5) dedicated servers. This server capacity provides us the ability to scan several hundreds of thousands of websites a day out of which an average of 20,000 are detected as targets for our publisher program.   Publishers are paid approximately 60% of the advertising revenue generated by the ad spaces sold, while we receive approximately 40% of the revenue. The revenue is paid on a 30 day payment schedule.

Create a Strong Global Brand-Name to Attract New Advertisers and Publishers. Each publisher and advertiser with an account with AdConneXa can participate in our “Make Money Forever Program.” The Make Money Forever Program provides every registered AdConneXa publisher and advertiser the ability to easily create additional revenue centers for the life of their account with AdConneXa and also for the life of the account of each and every publisher and advertiser they invite that registers for an account with AdConneXa. We pay to every registered user an override of 5% of the revenue generated by the newly invited publishers and advertisers, which provides an extra incentive to our customers to continue to use our services and recommend our services to other publishers and advertisers. To date, approximately 3% of our registered users write articles about our AdNetwork and 99% of these articles explain to the market the benefit of registering with AdConneXa. We noticed that many publishers, when they display our MMFP ads, also write web articles about our services for publishers and advertisers, although we cannot identify the URL of all the web articles and where they are located, we are aware of the number of publishers that have joined the MMFP program. As of September 30, 2011 the active Web publishers participating in the MMFP program were 3% of the total publishers.   These articles serve as an invaluable marketing tool for our Company, and as an economic incentive to our registered users because, if a reader clicks on the article and then registers with us , the writer automatically receives 5% of the revenues generated by the new user. As a result, most articles contain positive content about our Company. The Make Money Forever Program continues to attract new advertisers and new publishers to the AdConneXa platform, and we expect a growing number of registered users to continue to publish positive articles about the AdConneXa platform.

Target Markets/Value Proposition

Customers (publishers, advertisers and agencies) and business relationships with other companies are the focal point of our business model and overall strategy. All customers are treated with respect, and we provide a simple and easy decision making process for our customers that are intended to provide them with positive results from their programs and an overall positive experience with our Company. We will continually develop our customer network (both advertiser and publisher) and continually strive to receive referrals from existing customers. We cater to the following customer groups/target markets offer the following value proposition for each of them:

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Advertisers who want to advertise their business

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Agencies and Media Centers (small and large) who manage the digital campaigns for their customers

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Publishers (small and large) who need to monetize their ad inventory

Advertisers are offered:

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Do-It-Yourself (DIY) – User friendly navigation within the AdConneXa control panel which allows the customer to create and manage their own campaigns in few clicks

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Online Inventory Purchasing - Minimum prices are posted and targeting and selection of the distribution allow more choices than can be found in the market. Also, the ability to self-direct the targeting of the campaign, optimize the campaign and receive real-time reporting is enabled

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No Pressure – No high-pressure sales tactics

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Reduced Cost – We offer our customers the ability to maintain their presence in the market at greatly reduced costs.

Agencies and Media Centers are offered:

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Instant Advertiser Campaign Control – Every agency and Media Center has instant control of every advertiser they serve

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Creation of Advertisers – Self-controlled system to create advertisers and the advertiser campaigns allowing the advertisers to monitor their own campaign and their own reporting

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Direct Access to Targeting – Selection of several ways of campaign targeting: geo-targeting, audience, website, contextual, re-targeting, and behavioral and the possibility to optimize each advertiser’s campaign based on the ROI that the advertiser is seeking

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Direct Access to the AdConneXa MarketPlace – The ability to select the distribution of the campaigns in few clicks

Publishers are offered the ability to access its digital advertising and manage revenues in two ways or in a combination thereof:

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As a Publisher – Publishers are paid on our revenue-share basis (i) for each impression available, we guarantee an advertiser ad in every country and in every language; and (ii) based on the optimization system of the AdConneXa Platform, we guarantee the publisher that the ads displayed on its website will be the one which give the highest revenue (eCPM: equivalent cost per one thousand impression).    We guarantee the publisher that each and every impression is sold to advertisers, so that any publisher in the world who provides ad space to the AdConneXa Platform will receive an ad from one of our advertisers and thus will receive revenue. The ads are provided by our direct advertisers or by our partners.

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Make Money Forever Program - Participation in the Make Money Forever Program.

Employees

As of the date of this prospectus, we have 1 part time employee in the U.S. and two part time employees in Italy. We have six full time employees in Italy. We also have three sales representatives in Italy, who, under Italian law, are not considered full time employees, as they are paid on a commission basis. We believe that our relations with our employees are good.

Competition

Our major competitors, those competitors with a significant global audience reach (this is defined as the number of unique internet users that display ads distributed by an adnetwork, directly or indirectly), are as follows:

Tribal Fusion – (www.tribalfusion.com) A global adnetwork which gives results at all levels of the purchase funnel. They have a sales team organized by vertical integration and create fully customized advertising solutions. The company is a part of Exponential Group. They have offices in USA, UK, Canada, India, Australia, Singapore, Hong King and Malaysia.

Casale Media – (www.casalemedia.com) One of the largest display networks in the industry. They have 5 offices in USA and are headquartered in Canada.  They serve advertisers, agencies, publishers. They also allow their customers to reach their audience on premium websites.

Cpx Interactive – (www.cpxinteractive.com) Based in New York, they also have offices in Italy, Spain and Turkey.  Only in the last 2 months they have come out with their own platform called “Cpx AdConneXa”.  In 2008,

CPX Interactive was named #71 on the INC 5000 list and they are the 6th fastest growing private Advertising and Marketing company in America.

ValueClick – (www.valueclick.com) This company is listed on the Nasdaq under the symbol VCLK. They offer both affiliation and display advertising solutions together with advertising  technology solutions. They are headquartered in Los Angeles and have offices in France, United Kingdom, Germany, Sweden, Spain and Hong Kong.

Adconion Media Group – (www.adconion.com) This company is headquartered in Santa Monica, CA and it has an international presence in Australia, Austria, Canada, France, Germany, Spain, Switzerland and United Kingdom. They offer service for both advertisers and publishers.

The strengths of these competitors is measured by their history and their presence in the market. While we fully expect additional competitors to enter the market, we believe our business model will mitigate competitive threats and capitalize on the identified opportunity gaps: geographical location, global presence, proprietary advertising technology, expertise, customer service and usability.

SWOT Analysis
Strengths	Weaknesses

Proprietary ad-serving solution – AdConneXa Platform

Location in Europe and USA

Extensive digital solutions

Management team and advisory board with extensive experience

Internal R&D department

Access to one of the largest ad inventory in the world

Multilanguage personnel

Start up No brand recognition Limited capital

Opportunities	Threats
Market growth Global growth of the Internet users Global growth of the websites Global growth of the adnetwork digital solution Global growth of targeted Ad campaigns	Competition from branded companies

The primary competitive advantages that our Company enjoys are as follows:

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Our AdConneXa Platform

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Direct access for advertiser and agencies to a wide ad inventory

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Direct control of every campaign (for advertiser and agencies)

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Direct control of every ad displayed (for publisher)

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Optimization and targeting of each digital ad

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Cost effectiveness

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Reach more than 80% of the global Internet users because of our relationship with the DoubleClick AdExchange and the ability to benefit from all of the publisher networks managed by Google and OpenX Ad Market.

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Self-Serve Solution

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Customer Service/Support by ticketing system.

Research and Development

As an AdNetwork and digital advertising participant, we regularly monitor and verify what companies such as Nielsen (www.nielsen.com), Comscore (www.comscore.com) or organizations such as International Advertising Bureau (www.iab.net) or eMarketer (www.emarketer.com) are publishing about research, analysis  and surveys within the digital marketplace. With this information our research and development team continues to develop new features and new tools in order to keep our proprietary platform an industry leader in our field.

IT Infrastructure

Our IT infrastructure (i.e. servers) is outsourced to EvoSwitch (www.evoswitch.com), which is based in Amsterdam (Holland). EvoSwitch is considered to be one of the world’s top 20 hosting providers. We have a written agreement with LeaseWeb ( www.leaseweb.com ), the commercial company of EvoSwitch, which is the contractual company for their IT infrastructure.  This agreement is a 12 month agreement with automatic renewal provisions for additional 12 months terms.  The racks and the servers are remotely controlled by our Company’s technicians.  This particular data center provides the Company with:

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The uptime is over 99.999% and it has been tested by 4 years experience of using this IT infrastructure

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The IT infrastructure based in Holland allows the company to better serve the global digital market

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In case of hardware failure, the SLA agreement for the system provides that the server company will have the server replaced within 1 hour (24/7/365  1 Hour SLA)

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The global connectivity:

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Fiber: BT, Colt, Casema, Enertel, Eurofiber, FiberRing, Global Crossing, KPN, MCI/Verizon, Priority, Tele2/Versatel, UPC

o-

Carriers: Abovenet, BT, Cogent, Colt, Deutsche Telecom, FiberRing, Global Crossing, Interoute, KPN, MCI/Verizon, Neo Telecoms, Relined, Tata Telecommunications, Tele2/Versatel, Teleglobe/VSNL, TeliaSonera

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Power: Very high power capability which allows currents up to 32A per rack.  In case of power problems, the datacenter has generators on site with  48 hours  of diesel fuel on site with a contract to deliver additional diesel fuel within 8 hours

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Enviromental: All energy is “green” energy

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Security: CCTV cameras, biometric scan, guards on-site

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Scalable: time to set-up new racks and servers: 1 working day

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Cost effective solution.

Intellectual Property Rights

We currently rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Our success depends on the protection of the proprietary aspects of our technology as well as our ability to operate without infringing on the proprietary rights of others. We also enter into proprietary information and confidentiality agreements with our employees, consultants and commercial partners and control access to, and distribution of, our software documentation and other proprietary information.

We have no patents granted or pending. We do not know if any future patent application will result in a patent being issued within the scope of the claims we seek, if at all, or whether any patents we may receive will be challenged or invalidated. Although patents are only one component of the protection of intellectual property rights, if any future patent applications are denied, it may result in increased competition and the development of products substantially similar to our own. In addition, it is difficult to monitor unauthorized use of technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States, and our competitors may independently develop technology similar to our own. We will continue to assess appropriate occasions for seeking patent and other intellectual property protections for those aspects of our technology that we believe constitute innovations providing significant competitive advantages.

Regulation of our business

There are still relatively few laws or regulations specifically addressing the Internet. As a result, the manner in which existing laws and regulations should be applied to the Internet in general, and how they relate to our business in particular, is unclear in many cases. Such uncertainty arises under existing laws regulating matters, including user privacy, defamation, pricing, advertising, taxation, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement.

However, to resolve some of the current legal uncertainty, it is possible that new laws and regulations will be adopted that will be directly applicable to our activities. Any existing or new legislation applicable to us could expose us to liability, including significant expenses necessary to comply with such laws and regulations, and could dampen the growth in use of the Internet in general. Several U.S. federal laws have already been adopted that could have an impact on our business. The CAN-SPAM Act of 2003, which is subject to administrative enforcement, is intended to regulate spam and creates criminal penalties for unmarked sexually-oriented material and emails containing fraudulent headers. The USA Patriot Act is intended to give the government greater ability to conduct surveillance on the Internet by allowing it to intercept communications regarding terrorism and computer fraud and abuse. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party Websites that include materials that infringe copyrights or other rights of others. The Children’s Online Privacy Protection Act, and the Prosecutorial Remedies and Other Tools to End the Exploitation of Children Today Act of 2003, are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.

Under European data protection legislation, including that of Switzerland and countries within the European Economic Area, the use, transfer and processing of personal data is subject to greater restrictions than in the United States, and the privacy of personal data is considered a fundamental right. In these European countries, data subjects also have, among other things, the right to access, correct and delete the personal data a company holds about them. Unless certain conditions are met, European data protection laws also restrict the cross-border transfer of personal data to countries, such as the United States, whose domestic laws do not, according to relevant European authorities, ensure an adequate level of protection for personal data. Countries outside of Europe have also passed similar data protection laws, which are often modeled after the European laws. The failure to comply with European or similar data protection legislation could result in criminal or civil penalties imposed by authorities in the countries in which our Company is subject to jurisdiction. In addition, compliance with such legislation may impose significant additional costs on our business or subject us to additional liabilities.

When users visit our website or install and use our software, certain “cookies” (pieces of information sent by a web server to a user’s browser) may be generated by us and may be placed on our customers’ computers. As per best practice in the digital advertising market, our Company has adopted and activated the consumer opt-out tool which was also required by DoubleClick AdExchange in order to be certified as 3rd party ad-server. While we believe that our use of cookies does not result in personal identification, it has been argued that IP addresses and cookies are intrinsically personally identifiable and are thus subject to privacy and data protection standards. In addition, forthcoming legislation by countries within the European Union (“EU”) may implicate the current standard practices with respect to the use of cookies, and may impose consent obligations on website operators that place cookies on a user’s computer. We cannot assure you that our current policies and procedures would meet these and other restrictive standards. We post our privacy policy and practices concerning the use and disclosure of user data. Any failure by us to comply with our posted privacy policy, Federal Trade Commission requirements or other domestic or international privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies that could potentially harm our business, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the European Union and its member-states, as well as before the United States Congress and various state legislative bodies and federal administrative agencies regarding privacy issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business through a decrease in user registrations and revenues. These decreases could be caused by, among other possible provisions, the required use of disclaimers or other requirements before users can utilize our services.

Seasonality and Cyclicality

We believe that our business is subject to seasonal fluctuations with the calendar fourth quarter generally being our strongest. Expenditures by advertisers and advertising agencies vary in cycles and tend to reflect the overall economic conditions, as well as budgeting and buying patterns.

Privacy

We may collect personally identifiable information on a permitted basis. We store this personally identifiable data securely and do not use the data without the permission of the Internet user. In addition, we use anonymous and non-personally identifiable information, in accordance with our privacy policies, for purposes that include, without limitation, tailoring advertisements and website content to a Internet user's interests. We use "cookies," along with other technologies, as set forth in our privacy policies, for purposes that include, without limitation, improving the experience Internet users have when they see Internet advertisements, advertising campaign reporting, and website reporting.

Properties

Our U.S. business office is located at 55 SE 2nd Avenue, Delray Beach, Florida 33444.  Our Italian offices are located at Via dell’Industria, 38 – Bussolengo, Verona, Italy. We lease our Delray Beach office on an annual basis and our lease expires on September 14, 2012. We lease our Verona, Italy office pursuant to a six years plus six years contract, which, pursuant to Italian law, may be cancelled by us with six months notice, with no penalty. Management believes that our current facilities are suitable and adequate to meet our current needs.

Operating Contracts

We have executed contracts with DoubleClick AdExchange and Google Content Network, to distribute any kind of premium display campaigns. We also have access as a buyer and a seller to the OpenX AdMarket.  In order to access the RightMedia Adexchange (an industry leader in its field), we signed contracts with HarrenMedia and Matomy (companies directly working with RightMedia) to sell all the publishers’ inventory not sold to direct advertisers.  Additionally, the Company entered into a contract with Nataffiliation SA, which guarantees our advertisers campaigns in all of Europe (19 countries).  All the contracts are operative and active. Additionally, we are negotiating further agreements and contracts with other strategic partners.

DoubleClick AdExchange Contract

Upon AdConneXa’s certification by DoubleClick as a trusted 3rd party ad-server, we entered into an agreement with Doubleclick that allows us to access the global ad-market and to use Real-Time-Bidding (RTB) technology to purchase ad-spaces on websites. The RTB allows our Company to optimize the advertisers’ campaigns.  DoubleClick is an AdExchange that provides a market place where buyers and sellers can buy and sell display “inventory”.  The buyer begins by bidding on the space available on one or more websites. The bidding is only based on the CPM (Cost per 1000 impressions) price model. The optimization and the arbitrage capability made through our proprietary AdConneXa platform allows us sell advertisement based on a different price model: CPC (Cost per Click) and CPA (Cost per Action), which generates revenues for our Company. Being part of this AdExchange enables us to be positioned at the same or better level of any other competitor adnetwork, and to access a system which allows our Company to distribute virtually any kind of Advertising campaign in any country in the world.  This agreement may be terminated by either party with or without cause at any time upon written notice to the other party.

Google Content Network

We have a contract with Google for the delivery of Advertising campaigns based on either the CPM price model or CPC price model. The optimization of these campaigns is accomplished through our AdConneXa platform via API (Application Programming Interface) between AdConneXa and the Google servers.   This agreement may be terminated by either party with or without cause at any time upon written notice to the other party.

OpenX AdMarket Contract

We have a contract with the OpenX AdMarket that enables our Company to access the adExchange as both buyer and seller. As a buyer, we can purchase ad spaces on a RTB (Real-Time-Bidding) price based on the AdConneXa Advertisers need and optimization. As a seller, we can sell to the global market any and all unsold ad spaces at the best price in the market.  This agreement may be terminated by either party with or without cause at any time upon 30 days written notice to the other party.

HarrenMedia and Matomy Contracts

Presently, we do not have direct access to the RightMedia AdExchange (a Yahoo company), but we intend to apply for direct access to this AdExchange shortly, as both buyer and seller. In the meantime, in order to access this AdExchange as a Seller, we signed contracts with two companies, HarrenMedia and Matomy.  We believe direct access to this AdExchange will provide us with the opportunity to generate significant additional sources of revenue, as both buyer and seller.  These agreements may be terminated by either party with or without cause at any time upon 24 hour written notice to the other party.

NetAffiliation S.A. Contract

We have a contract with NetAffiliations that enables us to implement a server-to-server integration via API and guarantees us advertisers whose ads are distributed to our direct network of publishers. Presently we have selected more than 300 advertisers.  NetAffiliations is one of the top 5 European CPA affiliation networks with thousands of advertising campaigns in more than 19 European countries. This agreement may be terminated by either party with or without cause at any time upon 7 days written notice to the other party.

DESCRIPTION OF PROPERTY

Our U.S. business office is located at 55 SE 2nd Avenue, Delray Beach, Florida 33444.  Our Italian offices are located at Via dell’Industria, 38 – Bussolengo, Verona, Italy. We lease our Delray Beach office on an annual basis and our lease expires on September 14, 2012. We lease our Verona, Italy office pursuant to a six years plus six years contract, which, pursuant to Italian law, may be cancelled by us with six months notice, with no penalty. Management believes that our current facilities are suitable and adequate to meet our current needs.

LEGAL PROCEEDINGS

We are not a party to any legal proceedings, nor are we aware of any threatened legal proceedings of a material nature.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

This is our initial public offering and no public market currently exists for the securities being offered. Consequently, our stockholders will not be able to sell their shares in any organized market place and may be limited to selling their shares privately. Accordingly, an investment in our shares is an illiquid investment.

We anticipate applying for trading of our securities on the OTC Bulletin Board , maintained by the Financial Industry Regulatory Authority (FINRA), upon the effectiveness of the registration statement of which this prospectus forms a part.

We must meet several requirements to be eligible to quote our securities on the OTC Bulletin Board , including: (i) making filings pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934; (ii) remaining current in our filings; and (iii) finding a member of FINRA to file a Form 211 on our behalf.

The information contained within Form 211 includes comprehensive data about our Company and our securities. Form 211 and our prospectus are filed with the FINRA so that they can determine if there is sufficient publicly available information about us and whether our securities should be quoted for trading on the on the OTC Bulletin Board ..

We have yet to initiate any discussions with any market maker with respect to filing a Form 211 on our behalf, and we cannot assure you that our securities will ever be approved by FINRA to be quoted on the OTC Bulletin Board.

Section 15(g) of the Exchange Act - Penny Stock Disclosure

Our shares are “penny stocks” covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. This imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $1,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. While Section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

•

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

•

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

•

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

•

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

•

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

•

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

While the foregoing rules apply to broker/dealers, and not to us, the application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stocks as a result of the additional sales practices imposed upon them which are described in this section.

Blue Sky Matters-State Law Restrictions

Our common stock may not be offered or sold in certain jurisdictions (e.g. states) unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell our common stock only in the states in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states.

Our selling stockholders and persons who purchase shares of our common stock should be aware that there may be significant state law restrictions imposed upon such persons in connection the resale of their shares in any trading market that may develop in the future. Accordingly, even if we are successful in listing our common stock for trading on the OTC Bulletin Board , any secondary market for our common stock should be considered a limited one.

We intend to seek coverage and publication of information about us in an accepted publication which permits a “manual exemption.” The manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, is not enough for the security to be listed in a recognized manual, the listing entry must contain: (i) the names of issuers, officers, and directors; (ii) an issuer’s balance sheet; and (iii) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may be unable to secure a listing containing all of this information. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Mergent, Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports and many states expressly recognize these manuals, a smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals.

The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, California, Illinois, Kentucky, Louisiana, Montana, New York, Pennsylvania, Tennessee, and Virginia.

Stock transfer agent

Our transfer agent is Olde Monmouth Stock Transfer Co., Inc., located at 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716. Telephone (732) 872-2727, Ext 101. Facsimile (732) 872-2728.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Oxamedia Corporation

Sun Valley, Idaho

We have reviewed the accompanying consolidated balance sheet of Oxamedia Corporation as of September 30, 2011, and the related consolidated statements of operations for the three-month and nine-month periods, and consolidated statement of cash flows for the nine-month period then ended.  This interim financial information is the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial information for it to be in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Companies will continue as going concern. As discussed in Note 17 to the consolidated financial statements, the Companies have incurred losses from operations and have not generated significant recurring cash flows to sustain operations and the ability to continue as a going concern is uncertain. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 17. The consolideted financial statements do not include any adjustment that might result from the outcome of this uncertainly.

Verona, Italy

December 5, 2011

Sede legale : Via Oriani, 2 - 37122 Verona - Italia - Tel +39 045 8000365 - Fax +39 045 590290

Sede secondaria: Contrà Porti, 16 - 36100 Vicenza - Italia - Tel. +39 0444 237845 - Fax +39 0444 237851

P.IVA / Codice Fiscale / Registro delle Imprese di Verona 02356610234 - R.E.A. Verona 232734 - Capitale Sociale euro 60.000,00 i.v.

www.prauditing.it

OXAMEDIA CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUATER ENDED SEPTEMBER 30, 2011

OXAMEDIA CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in USD)

	Note	September 30, 2011	December 31, 2010
		(Reviewed)	(Audited)
ASSETS

Current Assets
Cash and cash equivalents	3	18,781	81,330
Accounts Receivable	4	194,103	107,673
Prepaid and Other Current Assets		209	1,394
Deferred tax assets		671	604
Due from shareholder	5	3,974	-
Total Current Assets		217,737	191,001

Long - Term Assets
Office equipment		1,609
Long term deposits and other assets	6	257	156
Total Other Assets		1,865	156

TOTAL ASSETS		219,603	191,157

See accompanying notes and independent accountant's report.

OXAMEDIA CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in USD)

		September 30, 2011	December 31, 2010
		(Reviewed)	(Audited)
LIABILITIES AND (DEFICIENCY IN ASSETS) STOCKHOLDERS' EQUITY

Current Liabilities
Bank overdraft	7	68,201	-
Current portion of long-term debt	7	11,884	11,474
Accounts payable	8	25,771	13,418
Accrued Expenses and other liabilities	9	74,050	30,715
Income Taxes Payable		1,103	2,545
Total Current Liabilities		181,008	58,152

Long-Term Liabilities
Long-term debt, less current portion	7	114,485	122,146
Long-term indemnity fund	10	5,365	648
Total Long-Term Liabilities		119,850	122,794

TOTAL LIABILITIES		300,858	180,946

(Deficiency in Assets) Stockholders’ Equity
Corporate capital		13,685	13,363
Quotas not paid-in		-	(10,023)
Additional paid-in capital		46,379	17,504
Currency Translation Adjustment reserve		4,562	(13)
Other reserve		(10,620)	-
Retained earnings - Current Year		(135,262)	(10,620)
Total (Deficiency in Assets) Stockholders’ Equity	11	(81,255)	10,211

TOTAL LIABILITIES AND (DEFICIENCY IN ASSETS) STOCKHOLDERS’ EQUITY		219,603	191,157

See accompanying notes and independent accountant's report.

OXAMEDIA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in USD)

	Note	For the Three Months Ended September 30, 2011	For the Nine Months Ended September 30, 2011
		(Reviewed)	(Reviewed)
Revenue
Sales	12	173,994	396,797
Other Income		1	397
Total Revenue		173,995	397,194

Cost of Revenues
Cost of Revenues	13	(89,465)	(198,813)
Total Cost of Revenues		(89,465)	(198,813)

Gross Income		84,530	198,381

Operating Expenses
Selling, General & Administrative Expenses	14	(86,328)	(237,836)
Management Fees		(28,219)	(64,200)
Amortization		(33)	(98)
Total Operating Expenses		(114,580)	(302,134)

Loss Before Other Expenses		(30,051)	(103,754)

Other Expenses
Interest Expense		(1,943)	(4,833)
Loss on Foreign Currency		(1,733)	(1,675)
Other		-	(25,000)
Total Other Expenses		(3,676)	(31,508)

Loss Before Income Taxes		(33,727)	(135,262)

Income Taxes	15	-	-
Deferred Taxes	15	-	-
Net Loss		(33,727)	(135,262)

See accompanying notes and independent accountant's report.

OXAMEDIA CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOW

(Amounts in USD)

For the Nine Months Ended September 30, 2011
(Reviewed)
Cash flows from Operating Activities

Net Loss	(135,262)
Adjustments to reconcile net loss to net cash
used by operating activities:
Amortization	98
Employee severance indemnity	4,717
Bad debt	7,233
Changes in assets and liabilities:
Decrease (increase) in:
Increase in deposits and other assets	(101)
Increase in accounts receivable	(93,663)
Decrease in prepaid and other current assets	1,118
Increase in accounts payable and bank overdraft	12,353
Increase in accrued expenses and other current liabilities	41,893
Net cash used by operating activities	(93,413)

Cash flows from investing activities:
Purchase of property, plant, and equipment	(1,707)
Net cash used in investing activities	(1,707)

Cash flows from financing activities:
Payments on bank long-term debt	(7,251)
Due to stockholder	(3,974)
Changes in stockholders' Net Equity	43,796
Net cash (used in) provided by financing activities	32,571

Net increase (decrease) in cash	(62,549)

Cash and cash equivalents, beginning of year	81,330

Cash and cash equivalents for the quarter ended September 30, 2011	18,781

See accompanying notes and independent accountant's report.

OXAMEDIA CORPORATION

CONSOLIDATED STATEMENTS OF CONSOLIDATED CHANGES IN
(DEFICIENCY IN ASSETS) STOCKHOLDERS' EQUITY

(Amount in USD)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

	Common Stock		Stock Subscriptions	Accumulated	Total Equity
	No. of Shares	Amount	Receivable	Profit/(Loss)

Issuance of common stock at par value	10,215	$ 1	$ -	$ -	$ 1

Retroactive application of forward common stock split of 1,500 for every 1 share	15,312,285	15,321	(14,999)		322

Additional paid-in capital		-	-	46,379*	46,379

Net Income/ (Loss) carried forward		-	-	(10,973)	(10,973)

Net Income/ (Loss) for the period		-	-	(11,682)	(11,682)

Ending Balance Oxamedia Corporation	15,322,500	$ 15,322	$ (14,999)	$ 23,724	$ 24,046

	Common Stock		Stock Subscriptions	Accumulated	Total Equity
	No. of Shares	Amount	Receivable	Profit/(Loss)

Corporate Capital	-	$ 13,363		$ -	$ 13,363

Additional paid-in Capital			$ (13,496)	$ 13,496	$ 0

Currency Translation Adjustment Reserve (CTA)		-	-	$ 4,562	$ 4,562

Net Income/ (Loss) carried forward		-	-	$ 353	$ 353

Net Income/ (Loss) for the period		-	-	$ (123,580)	$ (123,580)

Ending Balance Oxamedia Srl (Italy)	-	$ 13,363	$ (13,496)	$ (105,169)	$ (105,302)

Ending Balance Oxamedia Consolidated	15,322,500	$ 28,685	$ (28,495)	$ (81,445)	$ (81,256)

•

= net of $ 14,380 related to the Investment in Oxamedia Srl

See accompanying notes and independent accountant's report.

OXAMEDIA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2011

1.

THE COMPANY AND BASIS OF PRESENTATION

Oxamedia S.r.l. was established on September 1, 2010 by Mr Stefano Moretti (owner at 95%) and Stefano Zorzi (owner at 5%), with Registered Office in Via dell’Industria, 38 – Bussolengo, Verona, Italy. The company is an Ad Network which provides advertisers, agencies and publishers with unique digital webmarketing solutions.

In particolar, with reference to advertisers, the Company aims to provide an increased brand awarness, attract qualified visitors and increase the number of users and sales; as for agencies, the Company aims to create, target and optimize their digital campaigns; as for publishers, the Company aims to maximize their inventory to achieve the highest payouts in the market.

The bookkeeping is originated in Euros; for the purpose of representation under U.S. Gaap of the Financial Statements, the balance sheet items and the P/L captions have been translated into US Dollars using, respectively, the following exchange rates:

-

Euro / US Dollar as of September 30, 2011: 1.35030;

-

Euro / US Dollar average for the period: 1.40627

Oxamedia Corporation was organized in February 2010, under the laws of the State of Delaware.  The original name of the Company was BeWebMedia Corporation.  In August 2010, the Company amended its articles of incorporation to change its name to OxaMedia Corporation, to coincide with the purpose of providing internet services.

On July 25, 2011, the Oxamedia Corporation acquired 100% ownership interest in OxaMedia S.R.L., a Company organized under the Company Law of Italy.  The purchase price of 100% of shares has been for ten thousand Euros (€10,000.00) and 100 shares (pre-split shares) of the Company has been issued to the former owners of OxaMedia S.R.L.

On September 26, 2011, the Oxamedia Corporation amended its articles of incorporation to change its common stock par value from $.0001 to $.001; as well as authorize one million (1,000,000) shares of preferred stock, par value $0.001 per share.

At the same time, the Oxamedia Corporation authorized a forward common stock split of 1,500 shares for every 1 share of common stock owned.  Therefore the number of shares outstanding increased from 10,000 to 15,000,000.  Common stock has been retroactively adjusted for this split as if it occurred on February 16, 2010.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents – The Company considers all unrestricted deposits and highly liquid investments, readily convertible to known amounts, with an original maturity of three months or less, to be cash equivalents.

Accounts receivable and credit risk - The Company sells its services mainly to advertisers, agencies and publishers. It is policy of management to review the outstanding accounts receivable at year end and establish an allowance for doubtful accounts for uncollectible amounts.

Accounts payable and other liabilities - The Company considers accounts payable the obligations to pay for goods or services that have been acquired in the ordinary course of business form suppliers. The accounts payable and the other liabilities are classified as current liabilities if payment is due within one year or less from the reporting date. If not, they are presented as non current liabilities. They are recognized at their fair value at the balance sheet date.

Long term debt - The Company records long term debt at fair value, less directly attributable transaction costs. If there is a change in expected cash flows, the carrying amount of the long term debt is recalculated by computing the present value of estimated future cash flows at the financial instrument’s original effective interest rate. Long term debt is classified under non-current liabilities when the Group retains the unconditional right to defer the payment for at least 12 months after the balance sheet date under current liabilities when payment is due within 12 months from the balance sheet date. The Company removes long term debt from the statement of financial position when it is extinguished,

Employee severance indemnity fund – The employee severance indemnity is a lump sum that an employee will receive upon leaving the Company, usually depending on one or more factors such as years of service and compensation.

Revenue recognition - All revenues are recognized on the base of the service rendered. The revenue is accounted for only when the service to client is completed or accrued on the basis of the service contract.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimated.

Business Combination - The business combination of Oxamedia Corporation and Oxamedia S.r.l. is accounted for by the pooling of interests method. The accounting method for acquisition of Oxamedia S.r.l. accomplished through the use of equity. The combined assets of the merged entities are consolidated using book value. The merging entities financial results are combined as though the two entities have always been a single entity.

3.

CASH AND CASH EQUIVALENTS

As at September 30, 2011, the caption was composed as follows:

Bank deposit:	17,020
Petty cash:	1,761
Cash and cash equivalents	$ 18,781

4.

ACCOUNTS RECEIVABLE

As at September 30, 2011, consolidated net accounts receivable, amounting to $ 194,103, were related to open invoices issued for services rendered in 2011 to clients. A provision for bad debt has been accounted for the amount of $ 7,233.

5.

DUE FROM SHAREHOLDER

The amount of $ 3,974 has to repaid by Mr. Reid Stillman, one of the Shareholders of the Oxamedia Corporation. These monies are due within one year of advance date and are non-interest bearing.

6.

LONG TERM DEPOSITS AND OTHER ASSETS

As at September 30, 2011, the caption refers mainly to a lump-sum deposit for electric power supply.

7.

DEBT

As at September 30, 2011, debt amounting to ($ 194,570), was related to an unsecured loan granted by Banca Popolare dell’Emilia Romagna for the period 2010 – 2020 ($ 126,369) and to a bank overdraft ($ 68,201).

8.

ACCOUNTS PAYABLE

The caption as of September 30, 2011, amounting to $ 25,771, increased of $ 12,353 compared to December 31, 2010 as a consequence of the higher “cost of sales”.

9.

ACCRUED EXPENSES AND OTHER LIABILITIES

Other liabilities, amounting to $ 74,050, increased of $ 43,335 compared to December 31, 2010. This is attributable to VAT debt for $ 33,434 ($ 12,436 at December 31, 2010), to liabilities for social securities amounting to $ 10,984 ($ 9,092 at December 31, 2010); the caption also includes debts to emplyee for wages and to Directors for $ 14,004 ($ 5,048 at December 31, 2010) and accrued expenses for $ 15,628 ($ 4,139 at December 31, 2010).

10.

EMPLOYEE SEVERANCE INDEMNITY FUND

As at September 30, 2011, employee defined benefit amounted to $ 5,365.

11.

STOCKHOLDERS’ EQUITY

Oxamedia Srl was established in September 2010 by Mr Stefano Moretti (representing 95% of corporate capital) and by Mr Stefano Zorzi (representing 5% of corporate capital). On July 13, 2011Mr Stefano Moretti sold his quotas to Mrs Giovanna Colombo. On August 8, 2011 Mr Stefano Zorzi and Mrs Giovanna Colombo sold their quotas to Oxamedia Corporation. So, on September 30, 2011 stockholders’ equity of Oxamedia Srl was wholly hold by Oxamedia Corporation.

As at September 30, 2011, stockholders’ equity of Oxamedia Srl - Italian Entity - was composed as follows:

Corporate capital	13,363
Additional paid – ins	-
Currency Translation Adjustment	4,562
Retained earnings – Carried forward	353
Retained earnings - Current Year	(123,580)
Total Equity of Oxamedia Srl	$ (105,302)

Oxamedia Corporation was established in February 2010. During the first half of 2011, the stockholders’ of Oxamedia Corporation had an additional paid-ins for $ 36,200.

As at September 30, 2011, stockholders’ equity of Oxamedia Corporation was composed as follows:

Common Stock	15,322
Stock subscriptions receivable	(14,999)
Additional paid – ins	46,379	*
Retained earnings - Carried forward	(10,973)
Retained earnings - Current Year	(11,682)
Total Equity of Oxamedia Corporation	$ 24,046

* = net of $ 14,380 related to the Investment in Oxamedia Srl

12.

SALES

As at September 30, 2011, Sales amount to $ 396,797. Revenues relate to advertising services rendered mainly to primary companies, advertising agencies and media centers.

13.

COST OF SALES

As at September 30, 2011 cost of sales, amounting to $ 198,813, includes employee wages for $ 120,378, and charges for advertising space for $ 78,435.

14.

SELLING, GENERAL & ADMINISTRATION EXPENSES

As at September 30, 2011 selling, general & administration expenses, amounting to $ 237,836, and were composed as below:

SEPTEMBER 30, 2011
Market research	72,332
Professional advices	44,312
Agent commission	28,443
Data processing services	9,045
Telephone costs	8,103
Maintenance	7,313
Bad debt expence	7,233
Rent	6,484
Travel expence	4,150
Chancellery	3,966
Electricity Energy	3,897
Insurance	3,487
Insertions not advertising	3,389
Assets not capitalized	2,665
Bank commissions	2,095
Cleaning costs	1,950
Duties	838
Shipment	637
Other	27,497
Selling General and
Administration expenses	237,836

15.

INCOME TAXES

As of September 30, 2011, no allowance for income taxes has been accounted.

16.

RELATED PARTIES TRANSACTIONS

Note receivable shareholder of Oxamedia Corporation amounted to $ 3,974 at September 30, 2011.  These monies are due within one year of advance date and are non-interest bearing.

17.

GOING CONCERN AND MANAGEMENT’S PLANS

The Companies have not generated significant recurring cash flows to sustain operations and the ability to continue as a going concern is uncertain.

The ability of the Companies to continue as a going concern is dependent upon theirs ability to obtain financing and achieve profitable operations.  The Companies’ plans include raising equity capital through private stock offerings.  The proforma financial statements do not include any adjustments that might be necessary should the Companies be unable to continue as a going concern.  The Companies, at this time, are pursuing future possibilities to obtain more profitable operations, through mergers and acquisitions.

OxaMEDIA CORPORATION

COMBINED FINANCIAL STATEMENTS

September 30, 2011

Oxamedia Corporation

Consolidated Balance Sheet

September 30, 2011

	September 30, 2011	December 31, 2010
	(Reviewed)
ASSETS

Current Assets
Cash and cash equivalents	18,781	81,330
Accounts Receivable	194,103	107,673
Prepaid and Other Current Assets	209	1,394
Deferred tax assets	671	604
Due from shareholder	3,974	0
Total Current Assets	217,737	191,001

Long - Term Assets
Office equipment	1,609	0
Long term deposits and other assets	257	156
Total Other Assets	1,865	156

TOTAL ASSETS	219,603	191,157

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Bank overdraft	68,201	0
Current portion of long-term debt	11,884	11,474
Accounts payable	25,771	13,418
Accrued Expenses and other liabilities	74,050	30,715
Income Taxes Payable	1,103	2,545
Total Current Liabilities	181,008	58,152

Long-Term Liabilities
Long-term debt, less current portion	114,485	122,146
Long-term indemnity fund	5,365	648
Total Long-Term Liabilities	119,850	122,794

TOTAL LIABILITIES	300,858	180,946

Stockholders' Equity
Corporate capital	13,685	13,363
Quotas not paid-in	0	(10,023)
Additional paid-in capital	46,379	17,504
Other reserve	(10,620)	(13)
Currency Translation Adjustment reserve	4,562	0
Retained earnings - Current Year	(135,262)	(10,620)
Total Stockholders' Equity	(81,255)	10,211

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	219,603	191,157

Oxamedia Corporation

Consolidated Statement of Operations

September 30, 2011

	Consolidated	Consolidated
	For the Three Months Ended	For the Nine Months Ended
	September 30, 2011	September 30, 2011
	(Reviewed)	(Reviewed)

Revenue
Sales	173,994	396,797
Other Income	1	397
Total Revenue	173,995	397,194

Cost of Goods Sold
Cost of Sales	(56,114)	(165,462)
Total Cost of Goods Sold	(56,114)	(165,462)

Gross Income	117,881	231,732

SG&As
Selling, General & Administration Expenses	(86,328)	(237,836)
Management Fees	(28,219)	(64,200)
Amortization	(33)	(98)
Total SG&As	(114,580)	(302,134)

EBIT	3,301	(70,402)

Other Income (Expense)
Interest Expense	(1,943)	(4,833)
(Loss) Gain on Foreign Currency	(35,085)	(35,027)
Other	-	(25,000)
Total Other Income (Expense)	(37,028)	(64,860)
		-
PBT	(33,727)	(135,262)

Income Taxes	-	-
Deferred Taxes	-	-

PAT	(33,727)	(135,262)

Oxamedia Corporation

Consolidated Cash Flow

September 30, 2011

Consolidated

September 30, 2011
(Reviewed)

Cash flows from Operating Activities

Net Income	(135,262)
Adjustments to reconcile net loss to net cash
used in operating activities:
Amortization	98
Employee severance indemnity	4,717
Bad debt	7,233
Changes in assets and liabilities:
Decrease (increase) in:
Deposits and other assets	(101)
Accounts receivable net of bad debt provision	(93,663)
Prepaid and Other Current Assets	1,118
Accounts payable	12,353
Accrued Expenses and other current liabilities	41,893
Net cash from (used) by operating activities	(161,614)

Cash flows from investing activities:
Purchase of property, plant, and equipment	(1,707)
Net cash used in investing activities	(1,707)

Cash flows from financing activities:
Bank long term debt	(7,251)
Currency translation adjustments
Changes in stockholders' Net Equity	30,772
Net cash (used in) provided by financing activities	23,521

Net increase (decrease) in cash	(139,800)

Cash and cash equivalents, beginning of year	81,330

Cash and cash equivalents September 30, 2011	(49,420)

Cash final	(130,750)
9,050

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

General

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the related notes to those statements included later in this prospectus. In addition to historical financial information, this discussion contains forward-looking statements reflecting our current plans, estimates, beliefs and expectations that involve risks and uncertainties. As a result of many important factors, particularly those set forth under “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”  Our actual results and the timing of events may differ materially from those anticipated in these forward-looking statements.

Background overview

We are an international advertising network provider of integrated digital advertising solutions. The variety and flexibility of our proprietary technology allows publishers, agencies and advertisers to maximize their economic and communications goals. AdConneXa is our exclusive, proprietary Ad Server Platform.  AdConneXa technology allows an advertiser who registers with the platform the ability to create ad campaigns from anywhere in the world.  The AdConneXa platform provides the advertiser with the ability to micro target the ad through the selections offered within our targeting tools menu.  We have also developed a video technology which helps our advertisers to distribute their rich video content seamlessly throughout the Internet.  This unique capability, at a very competitive cost, has gained the favor of many important global companies. Our customers are leaders in the automobile industry, pharmaceuticals, foods and consumer electronics. Our client base includes Canon, Nintendo, Pfizer Pharmaceutical, Audi (Volkswagen Group), Bayer Pharmaceutical and Barilla. The relationship with these customers has allowed us to create a strong relationship with major communication companies such as Mediacom, VPP Group, Mindshare, and Optimum Media.

As of September 30, 2011, we have approximately 200 direct advertiser customers and approximately 2,200 publishers, both directly connected to our AdConneXa platform.

Products and Services

Our services and products are provided to two classes of customers; (i) direct advertisers and advertising agencies; and (ii) web publishers.

Advertisers and Agencies

Any company throughout the world is a potential advertising customer who maintains an internet web site.  All advertising agencies which place and manage advertising on web sites for advertisers throughout the world are also potential customers.  We have direct contracts with both advertisers and ad agencies.  Through  AdConneXa our exclusive, proprietary Ad Server Platform, we presently offer the ability for our advertisers to choose one or more of the following display advertiser campaign selections;

•

Geo-location by country, province, state, county, zip code, etc.

•

Frequency capping

•

Timing (day, hour, etc.)

•

Type of internet user browser (Firefox, Internet Explorer, etc.)

•

User Language

•

Type of distribution:

o

Run of Network (RON) which is distribution of the campaign over the whole network

o

Contextual, which allows the advertiser to distribute content only on pages of the publisher which have content related material based on selected keywords

o

Channel distribution, which is based upon publishers’ websites pre-selected by the advertiser

o

Premium Distribution, which allows the advertiser to pre-select high volume specific sweb sites

o

Mix-Distribution Contextual, which combines both contextual distribution and pre-selected Premium site selection

o

Mix-Distribution Channel, which is composed of both Channel Distribution and Premium selection by the advertiser

Revenue is generated from our Ad Server Platform through the fees we collect from the Advertisers and Ad Agencies. We base this sales price as a percentage of what the Company’s cost is as it purchases space on direct publishers’ websites.  Those publishers that are directly connected to our AdConneXa Platform are paid ranges between 40% and 60% of the total revenue collected.  On publisher sites connected through our partners, such as DoubleClick, OpenX and Google, our revenue is based upon the purchase price we pay for the space, and is never more than 70% of the spot sales price.

Web Publishers

OxaMedia provides worldwide websites with the possibility to connect directly with the AdConneXa platform which provides ads for publishers’ web site spaces. Once the publisher web site signs up as a parner with Oxamedia the publisher website is then paid on a revenue share basis for all media placed and seen through our platform. In order to provide a large supply of ad zone advertisers to the partner web sites, OxaMedia has entered into partnership agreements with HarrenMedia and Matomy, both large advertising companies directly connected to the Rightmedia AdExchange. OxaMedia receives direct revenue payments from HarrenMedia, Matomy, OpenX Ad Market and NetAffiliation for all content displayed. Once the invoices are paid to Oxamedia, we then pay the web publishers on a revenue share basis 60% to 75% of the revenue generated by OxaMedia. This system was implemented during the year 2011 and it has started to generate the first revenues reflected at the end of September.

Milestones

Since our inception, we have met the following important milestones:

•

September 2010 - we launched the AdConneXa platform for publishers and advertisers, and we executed our first sale contracts with top tier companies

•

December 2010 - we executed the first agreement to access the Openx AdMarket

•

April 2011 – we executed the Google Content Network Partner agreement

•

February 2011- we executed the NetAffiliations agreement

•

June 2011- we executed the DoubleClick AdExchange agreement

•

June and July 2011, we executed the Matomy and Harrenmedia partner agreements.

•

Google Content Network agreement was renewed on September 11, 2011

Results of Operations

Our Company began operations during the third quarter of 2010, therefore, no comparison amounts are available for prior year time periods.

Year Ended December 31, 2010 and Quarter Ended September 30, 2011

Net Revenues
Period Ending	Net Revenues	Change from Prior Year	Percent Change from Prior Year
September 30, 2011	$397,194	$270,067( 3rd Qt)	310% (3rd Qt)
Dec 31, 2010	$121,127

Revenues have increased for the quarter ending September 30, 2011 as compared to the year ended December 31, 2010, due to increased sales and additions of advertisers on our AdConneXa platform.  Revenue growth is also attributable to an increase in our number of publisher sites.  Most of this growth is attributable to organic growth in our publisher base and the results of the addition of large advertisers.

Cost of Services
Period Ending	Cost of Services	Change from Prior Year	Percent Change from Prior Year
September 30, 2011	$198,813
Dec 31, 2010	$73,888

Cost of services increased for the quarter ending September 30, 2011, as compared to the year end of 2010. This increase is due, and is a direct result cost of increasing the Company’s revenues.  As a percentage of revenues, cost of services for 2010 were 61%.  Cost of services for the quarter ending September , 2011 were 50 % of net revenues. This decrease as a percentage of revenues is mainly attributable to economy of scales, as our fixed costs remained the same in relation to our increased revenues.

Sales, Marketing and Administrative Expenses
Period Ending	Sales and Marketing	Change from Prior Year	Percent Change from Prior Year
September 30, 2011	$237.836
Dec 31, 2010	$48,658

Sales, marketing and administrative expenses for the year ended December 31, 2010 reflect the Company’s first year of operations.  In the first three quarters of 2011, we spent more on advertising and marketing to fuel additional growth, but there is no direct correlation between revenues and marketing expenses.  There was no single marketing campaign or effort that caused a significant fluctuation in our sales and marketing expenses between these periods.  Our increased expense for sales and marketing have greatly increased our revenues, as reflected above.

General and administrative expenses increased for the quarter ending September 30, 2011 as compared to the year end 2010.  This is a result of the increased revenues for that period.  Additionally, management fees increased, due to the need for additional services provided because of the increase in business activity.  Management fees increased from $6,977 for the year end, 2010 to $64,200 for the first three quarters of 2011.

Net Income (Loss)	2011	2010	Change from Prior Year	Percent Change from Prior Year
December 31		($10,620)
Three months ending March 31	($58,671)
Six months endingJune 30	($101,535)

Nine months ending September 30        ($135.262)

Write-Off Relating to Abandoned Merger

On February 26, 2011 Oxamedia Corporation entered into a Letter of Intent with Genetic Vectors, Inc. and its major shareholders, which set forth the terms and conditions for a proposed merger between and among Genetic Vectors, Inc., Oxamedia Corporation and Oxamedia s.r.l., which would result in Oxamedia Corporation becoming the surviving entity.  The agreement provided that Oxamedia Corporation would pay for certain expenses relating to due diligence and the payment of attorney’s fees prior to entering into a definitive agreement of merger.  Oxamedia Corporation made a payment of $25,000.00 for these expenses, which the parties further agreed would be non-refundable. In July 31, 2011, after extensive negotiations and numerous drafts in an attempt to formulate a definitive merger agreement, and after careful review of the situation, the board of directors of Oxamedia Corporation determined that the proposed merger was not in the best interest of the Company, and terminated the relationship.  Oxamedia Corporation wrote off the $25,000.00 payment as is reflected in the financial statements.  This write off did not cause a material change in the operation of our Company, as there was sufficient cash flow at that time to sustain operations.

Liquidity

Our primary source of cash inflows are net remittances from customers for our services.  Such payments are typically received from 90 to 180 days after billed.  Therefore, our cash flow is not positive in the periods reflected; however, based upon receivables due within this period, by the fourth quarter of 2011, our Company’s liquidity should be positive.   Presently, the Company relies on credit facilities to cover costs and expenses.  Banca Popolare dell’Emilia Romagna issued Oxamedia s.r.l. (i) a 120 month unsecured credit facility bank loan in the amount of €100,000. The loan date was December 15, 2010. The interest rate is calculated on the 3 months Euribor calculated based on the monthly average of the daily value of the Euro Interbank Offered Rated as published by the “Il Sole 24 Ore”.TAEG (Real annual global Interest) is presently 3.632%; and (ii) an unsecured credit facility for advanced funds against invoices issued for invoices with payment terms of 90 or 120 days. This credit facility is for a total amount of €50,000 and is divided in two parts, €30,000 revolving and €20,000 expiring February 28, 2012. Both parts carry an interest rate of 5.35% if the amount used is less than €50,000 and an interest of 8 ..05% if the amount used is more than €50,000. The loan was issued on August 10, 2011.

Our primary source of cash outflows include payroll and payments to vendors and third party service providers. With the exception of deferred payments, which occur on a periodic basis, cash outflows typically occur in close proximity of expense recognition.

Year Ended December 31, 2010

Net cash generated by operating activities was $121,127.  This was reduced by our cost of goods sold and operating expenses and other expenses, including income taxes, resulting in a net loss of $10,620 for 2010.  This net loss was offset by our ability to draw down on a line of credit.  This was our first year of operations, and we only began operations during the last two quarters of 2010.

Three Months Ending March 31, 2011

Net cash generated by operating activities in the first quarter of 2011 were $91,791.  As we were not operating in the first quarter of 2010 , this represents a significant forward movement for the Company.  In the first quarter of 2011, the Company generated revenue which was 75% of what was generated in all of the previous year (2010).  This increase in revenues was primarily due to the increased amount of funds expended for selling expenses.  For this quarter, the Company spent $74,701 for general selling and administrative costs, mostly directed toward the efforts to gain a greater market share of the world-wide Internet advertising business.

Six Months Ending June 30, 2011

Net cash generated by operating activities in the first six months of 2011 was $222,803. The Company’s revenues increased an additional $131,398 over the first three months revenues of $91,791. This represents a second quarter increase of 41% over the first quarter 2011 revenues.  To generate this increased in revenues, the Company had general and selling expenses of $77,000 for the quarter, an increase of $3,000 over the first quarter’s expenses.   For an increase in revenues of 44%, the Company only increased expenses by 2.25%.

Nine Months Ending September 30, 2011

Net cash generated by operating activities in the first nine months of 2011 was $397,194. The Company’s revenues increased an additional $173,995 over the first six months revenues of $233,199.  This represents a third quarter increase of 36% over the first quarter revenues and a 1% increase over the second quarter revenues.  For the third quarter of 2011, the Company had general and selling expenses of $86,465, an increase of $9,465 over the second quarter expenses. In November of 2011, the Company completed a sale of its securities to a private investor, realizing a direct cash infusion of $150,000.  The Company believes that with continued growth, cash generated from future operations and cash on hand, there will be sufficient liquidity to meet our operating needs for the next 12 months.

Critical Accounting Policies

Our critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the Notes to the Financial Statements. We have consistently applied these policies in all material respects. We do not believe that our operations to date have involved uncertainty of accounting treatment, subjective judgment, or estimates, to any significant degree.

Going Concern

Our independent auditors stated in their last audit report that since we have not generated significant recurring cash flows to sustain operations that our  ability to continue as a going concern is uncertain. As reflected in the accompanying financial statements, we had a net loss of $10,620 and net cash used in operations of $73,121 for the year ended December 31, 2010. These factors raise substantial doubt about our ability to continue as a going concern. The ability to continue as a going concern is dependent on management's plans, which include potential asset acquisitions, mergers or business combinations with other entities, further implementation of its business plan and continuing to raise funds through debt or equity raises. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since our inception, there were no disagreements with our principal accountants on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure, and no reportable events as described in Item 304 of Regulation S-K that occurred during that time.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The name, age and position of our executive officers and directors are set forth below:

Name	Age	Title	Held Position Since
Risto Bozharov	64	Director, Chief Executive Officer	July 2011
Veronika Putovà	27	Director, Chief Operating Officer, Principal Financial Officer	July 2011

The name, age and position of our significant employees are set forth below:

Name	Age	Title	Held Position Since
Stefano Moretti	48	Managing Director of Oxamedia s.r.l.	September 2010
Giovanna Colombo	45	Chief of Sales	July 2011*
Stefano Zorzi	48	Chief Strategic Officer	January 2012

*    Has held this same position with Oxamedia s.r.l. since January 2011.

The following information sets forth the backgrounds and business experience of our directors, executive officers, and significant employees.

Mr. Risto Bozharov has been our Director and Chief Executive Officer since July 2011. This Chief Executive Officer position is a part time position for Mr. Bozharov where he expects to devote 10-15 hours per week to the development of our business. Since 1997 he has served as the chief executive officer of European Trading Company, Inc., a merchandise trading company. He has over 40 years experience in the electrical and electronic business, and has been a team leader and coordinator his entire career. He received his Bachelor of Arts degree in 1966 from Gimnazija Josip Broz Tito.

Mrs. Veronika Putovà has been our Director and Chief Operating Officer since July 2011. She also serves as our Principal Financial Officer. The Chief Operating Officer and Principal Financial Officer position are part time positions for Mrs. Putovà where she expects to devote 10-15 hours per week to our business .. Since 2008 she has worked as Chief Operating Officer of Sturgis s.r.o., an employee leasing company.  She received her M.B.A. in Economics in 2008 from the Ekonomicka Univerzita of Bratilsava.

Mr. Stefano Moretti has served as the Managing Director of Oxamedia s.r.l. since its inception on September 1, 2010. Mr. Moretti’s position in Oxamedia s.r.l. is the equivalent of a chief executive officer and director of a U.S. corporation. From 1982 to February 2010, he served as a Chief Inspector for the Italian State Police. Mr. Moretti received his High School Diploma in the field of Computer Science from the Marconi School in 1981.

Mrs. Giovanna Colombo has been our Chief of Sales since our January 2011. From January 2010 to December 2010, she served as Sales Agent for Cribis D&B, a CRIF Group Company.  From October 2003 to December 2009, she served as Sales Agent for Dun & Bradstreet (D&B). Mrs. Colombo has over 25 years experience in sales and marketing. Her experience has covered all phases of the industry.  Since joining Oxamedia, she has developed client relationships on behalf of the Company with WPP Group – Carat, Omnicom Media, Volkswagen Group, Pfizer, Bayer, Nintendo, Barilla, Sony and Canon.

Stefano Zorzi has been our Chief Strategic Officer since January 2012. Mr. Zorzi has over ten years experience in the Internet media business and he is the creator and developer of the OxaMedia AdNetwork platform. From its inception on September 1, 2010 to October 2011, Mr. Zorzi served as the media planner for Oxamedia s.r.l. From 2005 to August 2010, Mr. Zorzi served as the Media Planner/Web Marketer for Longboat Holdings, Inc., an Advertising/Ecommerce firm. Mr. Zorzi received his Ph.D. in Economics from Pro Deo University in 1998.

The board of directors believes that each of the directors set forth above has the necessary qualifications to be a member of the board of directors. Each of the directors has exhibited during their prior service as a director the ability to operate cohesively with the other members of the board of directors. Moreover, the board of directors believes that each director brings a strong background and skill set to the board of directors, giving the board of directors as a whole competence and experience in diverse areas, including corporate governance and board service, finance, management and industry experience.

Director Independence

Our board of directors currently consists of 2 directors. Our board of directors has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise their ability to exercise independent judgment in carrying out their responsibilities. We believe that none of our board members are independent directors, as defined by Section 803(a)(2) of the NYSE listing standards. Independent directors are not executive offers or employees of our company and do not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Committees of the Board of Directors

Our board of directors has no nominating, auditing or compensation committees or any committee performing a similar function. This is due to the small number of executive officers involved with our Company and the fact that we operate with few employees. Our board of directors will continue to evaluate, from time to time, whether a separately designated standing audit committee should be put in place. Presently, the functions of those committees are being undertaken by the entire board as a whole. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Board of Director Authority Regarding Preferred Stock

Our Second Amended and Restated Certificate of Incorporation provides that prior to issuance of any series of our preferred stock that our board of directors is expressly authorized, without further stockholder approval, to fix by resolution or resolutions providing for the issue of any series the number of shares included in such series and the designations, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series.

Code of Ethics

Our Company has not yet adopted a code of ethics for its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or any other position due to its start up stage, the small number of executive officers involved with the Company, and the fact that the Company operates with few employees. However, we intend to adopt a code of ethics in the near future.

Term of office

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified. Officers hold their positions at the will of the Board of Directors.

No Involvement in certain legal proceedings

During the past ten years, none of our officers or directors or promoters has been subject of the following events:

1.

A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.

Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

(i)

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)

Engaging in any type of business practice; or

(iii)

Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.

The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.

Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.

Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.

Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)

Any Federal or State securities or commodities law or regulation; or

(ii)

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

(iii)

Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.

Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officers for the fiscal years ended December 31, 2010:

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	All Other Compensation ($) (i)	Total ($) (j)

Reid Stillman, President, Director(1)	2010	3,000	0	0	0	0	3,000

Risto Bozharov, Director, Chief Executive Officer (2)	2010	0	0	0	0	0	0

(1)

Mr. Stillman served as the President and Director of Oxamedia Corporation from inception to the time of our acquisition of Oxamedia s.r.l. in July 2010.  We had no employment agreement or arrangement, written or oral, with Mr. Stillman during 2010.

(2)

Mr. Bozharov was appointed as Oxamedia Corporation’s Chief Executive Officer in July 2011.

Compensation Discussion and Analysis/ Employment and Other Agreements

Pursuant to a stockholder resolution, on July 25, 2011, Risto Bozharov was granted the right to receive $1,500 per month ($18,000 per year) for serving as Oxamedia Corporation’s Director and Chief Executive Officer.  No other written agreement relating to this compensation was executed.

Pursuant to a stockholder resolution, on July 25, 2011, Veronika Putovà was granted the right to receive $1,000 per month ($12,000 per year) for serving as Oxamedia Corporation’s Director and Chief Operating Officer. No other written agreement relating to this compensation was executed.

Pursuant to a director and stockholder resolution, on January 10, 2010, Stefano Moretti, an officer and director of Oxamedia s.r.l., was granted the right to receive €3000 net per month (€36,000 per year) starting February 2011 for serving as such until such time that a new resolution is adopted. Per Italian law and practice, Oxamedia s.r.l. pays all taxes and employee contributions.

Pursuant to a stockholder resolution, on July 25, 2011, Giovanna Colombo was granted the right to receive €1,500 net per month (€18,000 per year), plus a commission based upon the amount usually paid by similar business based upon the customer billing produced and received for serving as Oxamedia s.r.l.’s Chief of Sales. Per Italian law and practice, Oxamedia s.r.l.  pays the sales agent’s contributions.

Pursuant to a director and stockholder resolution, on January 2, 2012, Stefano Zorzi, chief strategic officer of Oxamedia s.r.l., was granted the right to receive €16,100 per year for serving as such until such time that a new resolution is adopted. Per Italian law and practice, Oxamedia s.r.l. pays all taxes and employee contributions.

Other than as described above, none of our officers or directors or significant employees has entered into any type of written or oral compensation agreement with our Company, and we have no plans to enter into any such agreements in the near future. We reimburse our officers and directors for all reasonable expenses incurred by them while serving in such positions.

Stock Option Grants

To date, we have not granted any stock options to any officer or director or any other employee. We have not adopted any stock option or any other similar compensation plan.

Director Compensation

During 2010, directors were entitled to reimbursement for expenses in attending meetings but received no other compensation for services as directors. Directors who were employees were entitled to receive compensation for services other than as director. No compensation has been paid to directors for services. There were no formal or informal arrangements or agreements to compensate directors for services provided as a director during 2010.

Pursuant to a director resolution, on January 10, 2010, the board of directors of Oxamedia Corporation adopted the “2011 Directors Compensation Plan for Oxamedia Corporation” effective January 15, 2011.  The arrangement provides the following for directors: (i) monthly cash compensation not to exceed $2,500 each; (ii) reimbursement for reasonable out-of pocket expenses incurred by directors incurred in connection with Company business; (iii) a monthly automobile allowance not to exceed $500, each; (iv) the Company shall provide reasonable health insurance benefits to directors; (v) the Company shall provide, if necessary, reimbursement for rental fees required for office space needed for the reasonable operation of the business; (vi) for such other necessary and reasonable expenses as the board may determine shall be incurred in the normal operation of the Company’s business by a director.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date this prospectus, the names, addresses, amount and nature of beneficial ownership and percent of such ownership of our common stock of each of our officers and directors, our officers and directors as a group, and each person or group known to our Company to be the beneficial owner of more than five percent (5%) of our common stock:

Security Ownership of Management

Name and Address (1)	Amount and Nature of Beneficial Ownership (2)	% Owned (3)(4)

Risto Bozharov Director, Chief Executive Officer	7,813,500	50.01%
Veronika Putovà Director, Chief Operating Officer	0	0%
Directors and Officers as a Group (2 Persons):	7,813,500	50.01%

(1)

In care of our Company at 55SE 2nd Avenue, Delray Beach, Florida 33444.

(2)

To our best knowledge, as of the date hereof, such holders had the sole voting and investment power with respect to the voting securities beneficially owned by them, unless otherwise indicated herein. Includes the person's right to obtain additional shares of common stock within 60 days from the date of this prospectus.

(3)

Based on 15,622,500 shares of common stock outstanding on the date of this prospectus.

(4)

If a person listed on this table has the right to obtain additional shares of common stock within 60 days from the date of this prospectus, the additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

Change in Control Arrangements

We are not aware of any arrangements that could result in a change of control.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On August 10, 2010 we issued the following persons the number of founder shares of common stock set forth next to their name in exchange for the consideration set forth next to their name:

Name of Subscriber	Number of Shares*	Total Consideration Paid**

Baldazzi, Ettore	748,500	$.0001
Baldazzi, Marco	748,500	$.0001
Bozharov, Risto	7,806,000	$.0001
Manarini, Massimo	748,500	$.0001
Moretti, Stefano	748,500	$.0001
Novellini, Enrico	457,500	$.0001
Pizzoli, Giovanna S.	748,500	$.0001
Rossato, Guerrina	748,500	$.0001
Rebonato, Carla	748,500	$.0001
Stillman, Debbie	748,500	$.0001
Stillman, Reid	748,500	$.0001
Total	15,000,000

*

Represents post 1,500-for-1 forward split shares.

**

Nominal consideration in the amount of par value was paid for the founder shares because the shares were issued at a time when our Company had no business plan, assets or revenue.

Other than as described above and under “Executive Compensation,” since inception, no founder has received anything of value from our Company and no founder is entitled to receive anything of value from our Company for services provided as a founder.

During the first fiscal quarter of 2011, we issued the following persons the number of shares of common stock set forth next to their name in exchange for the consideration set forth next to their name:

Name of Subscriber	Number of Shares*	Total Consideration Paid
Bozharov, Risto	7,500	$ 1,000
Colombo, Giovanna	135,000	$26,000
Total	142,500	$27,000

*

Represents post 1,500-for-1 forward split shares.

During the second fiscal quarter of 2011, we issued the following persons the number of shares of common stock set forth next to their name in exchange for the consideration set forth next to their name:

Name of Subscriber	Number of Shares*	Total Consideration Paid
Colombo, Giovanna	15,000	$ 9,200

*

Represents post 1,500-for-1 forward split shares.

During the third fiscal quarter of 2011, we issued the following persons the number of shares of common stock set forth next to their name in exchange for the consideration set forth next to their name:

Name of Subscriber	Number of Shares*	Total Consideration Paid
Colombo, Giovanna	15,000	€10,500
Colombo, Giovanna	142,500	€9,500**
Zorzi, Stefano	7,500	€ 500**
Total	165,000	€20,500

*

Represents post 1,500-for-1 forward split shares.

**

Represents shares issued in connection with our acquisition of 100% of the issued quota interests (shares) of Oxamedia s.r.l.

Policies and Procedures for Related-Party Transactions

We do not have any policies and procedures for the review, approval, or ratification of transactions with related persons pursuant to Item 404(a) of Regulation S-K; however in practice, our board of directors reviews and approves all related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest and adherence to standards of business conduct.

All future transactions between us and our officers, directors or 5% stockholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of any independent, disinterested directors. Our directors and officers are or may become, in their individual capacity, officers, directors, controlling stockholders and/or partners of other entities engaged in a variety of businesses.  There exist potential conflicts of interest including allocation of time between us and their other business activities.

Other than as described above and under “Executive Compensation,” there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our Company's total assets at year end for the last two completed fiscal years and in which any related person had or will have a direct or indirect material interest.

There are no arrangements, agreements or understandings between our non-management stockholders and management under which our non-management stockholders may directly or indirectly participate in or influence the management of our affairs.

No proceeds from this offering will be used to purchase directly or indirectly any shares of the common stock owned by any present stockholder, officer, director or promoter.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until__________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Expenses	Amount

SEC Registration Fee	$ 365
Legal Fees	$ 35,000
Accounting and Audit Fees	$ 38,000
Electronic Filing and Printing	$ 2,500
Transfer Agent	$ 1,500

Total*	$ 77,365

*

All amounts are estimates. We have already paid approximately $72,000 of expenses and will pay the remaining expenses from our cash on hand. None of the proceeds from the offering will be needed to pay for any of the offering expenses.

None of the above expenses of issuance and distribution will be borne by the selling stockholders.  The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale. Our Company does not expect to pay any underwriting discounts, commissions or expense allowances.

Item 14.

Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, or DGCL, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of the registrant—by reason of the fact that the person is or was a director, officer, agent or employee of the registrant, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the registrant as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the registrant, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The registrant’s second amended and restated certificate of incorporation and bylaws provide that the registrant shall indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL or any other applicable law.

Item 15.

Recent Sales of Unregistered Securities

During our initial organizational meeting on August 10, 2010 the registrant issued the following persons the number of founder shares of common stock set forth next to their name in exchange for the consideration set forth next to their name:

Name of Subscriber	Number of Shares*	Total Consideration Paid**
Baldazzi, Ettore	748,500	$.0001
Baldazzi, Marco	748,500	$.0001
Bozharov, Risto	7,806,000	$.0001
Manarini, Massimo	748,500	$.0001
Moretti, Stefano	748,500	$.0001
Novellini, Enrico	457,500	$.0001
Pizzoli, Giovanna S.	748,500	$.0001
Rossato, Guerrina	748,500	$.0001
Rebonato, Carla	748,500	$.0001
Stillman, Debbie	748,500	$.0001
Stillman, Reid	748,500	$.0001
Total	15,000,000

*

Represents post 1,500-for-1 forward split shares.

**

Nominal consideration in the amount of par value was paid for the founder shares because the shares were issued at a time when the registrant had no business plan, assets or revenue.

During the first fiscal quarter of 2011, the registrant issued the following persons the number of shares of common stock set forth next to their name in exchange for the consideration set forth next to their name:

Name of Subscriber	Number of Shares*	Total Consideration Paid
Bozharov, Risto	7,500	$ 1,000
Colombo, Giovanna	135,000	$26,000
Total	142,500	$27,000

*

Represents post 1,500-for-1 forward split shares.

During the second fiscal quarter of 2011, the registrant issued the following persons the number of shares of common stock set forth next to their name in exchange for the consideration set forth next to their name:

Name of Subscriber	Number of Shares*	Total Consideration Paid
Colombo, Giovanna	15,000	$ 9,200

*

Represents post 1,500-for-1 forward split shares.

During the third fiscal quarter of 2011, the registrant issued the following persons the number of shares of common stock set forth next to their name in exchange for the consideration set forth next to their name:

Name of Subscriber	Number of Shares*	Total Consideration Paid
Colombo, Giovanna	15,000	€10,500
Colombo, Giovanna	142,500	€9,500**
Zorzi, Stefano	7,500	€ 500**
Total	165,000	€20,500

*

Represents post 1,500-for-1 forward split shares.

**

Represents shares issued in connection with our acquisition of 100% of the issued quota interests (shares) of Oxamedia s.r.l. on July 25, 2011. Giovanna Colombo and Stefano Zorzi respectively acquired 142,500 and 7,500 shares in connection with the acquisition. On July 13, 2011, Mr.

Stefano Moretti, a founder of Oxamedia s.r.l., transferred his 95% ownership interest in Oxamedia s.r.l. to Giovanna Colombo. Mr. Moretti and Ms. Colombo are not related.

During the fourth fiscal quarter of 2011, the registrant issued the following persons the number of shares of common stock set forth next to their name in exchange for the consideration set forth next to their name:

Name of Subscriber	Number of Shares*	Total Consideration Paid
Tommasi, Roberto	300,000	$150,000

*

Represents post 1,500-for-1 forward split shares.

No underwriters were utilized and no commissions or fees were paid with respect to any of the above transactions. These persons were the only offerees in connection with these transactions. The registrant relied on Section 4(2) or Regulation S, of the Securities Act, as applicable, for each transaction since each transaction did not involve any public offering. A legend indicating that the shares are "restricted," as that term is used under the Securities Act, was placed on the share certificates.

Each stockholder who was issued shares of common stock pursuant to Section 4(2) of the Securities Act made written representations to the registrant substantially as follows: (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in their investment in the registrant and could afford the complete loss of their investment.

Each stockholder who was issued shares of common stock pursuant to Regulation S of the Securities Act made written representations to the registrant substantially as follows: (a) the stockholder has received from the Company information concerning its operations, financial condition and other matters as the stockholder has requested, the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (b) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, (c)  the stockholder is not a U.S. Person as that term is defined in Section 902 of Regulation S under the Act.  At the time of the buy order and execution of the subscription agreement by the stockholder, the stockholder was outside the U.S.  The stockholder acknowledged that neither the stockholder, its affiliates or persons acting on its behalf nor the Company solicited this offer to purchase the securities within the United States and that the sale of the securities did not take place within the United States; (d) the stockholder also acknowledged that the securities have not been registered under the laws of any other country or jurisdiction and that the Company takes no responsibility for complying with any such laws, and that the stockholder agrees to comply with all applicable securities laws in connection with any subsequent disposition of such securities; (e) the stockholder subscribed for the securities for its own account and benefit and not as a nominee or for the account of any other person or entity or any U.S. Person.  To the best knowledge of the stockholder, no distributors participated in this offering.  The stockholder has no present intention of selling or distributing the securities or any part thereof, (f) the stockholder has sufficient financial resources to hold the securities for an indefinite period of time; (g)  the stockholder has not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in a manipulation of the price of the securities; (h) the transaction was not pre-arranged with a purchaser who is in the United States or is a U.S. Person; and is not part of a plan or scheme to evade the registration provisions of the Securities Act.

Item 16.

Exhibits Index.

The listed exhibits are filed with this registration statement:

SEC Reference Number	Title of Document	Location

3.1	Second Amended and Restated Certificate of Incorporation	*
3.2	Bylaws	*
5.1	Opinion Regarding Legality	Filed herewith
10.1	Oxamedia s.r.l. Sale Agreement	*
10.2	HarrenMedia Contract	Filed herewith
10.3	Matomy Contract	Filed herewith
10.4	DoubleClick Ad Exchange Vendor Agreement	Filed herewith
10.5	Google Agreement	Filed herewith
10.6	NetAffiliation Agreement	Filed herewith
10.7	Google Advertising Service Agreement	Filed herewith
10.8	OpenX Market Agreement	Filed herewith
10.9	LeaseWeb (EVO) - Internet Services Master Agreement	Filed herewith
10.10	Bank Loan Agreement 50,000 Euro	Filed herewith
10.11	Bank Loan Agreement 100,000 Euro	Filed herewith
23.1	Consent of Prauditing, s.r.l.	Filed herewith
99.1	Form of Subscription Agreement	*

*Incorporated by reference to Registrant's Form S-1 filed on November 10, 2011.

Item 17.

Undertakings.

The undersigned hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Verona, Country of Italy, on January 18, 2012 ..

Oxamedia Corporation

By: /s/ Risto Bozharov
Risto Bozharov,
Director, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Risto Bozharov
Risto Bozharov,
Director, Chief Executive Officer

January 18 , 2012

By: /s/ Veronika Putovà
Veronika Putovà, Principal Financial
Officer, Principal Accounting Officer Director

January 18, 2012